As filed with the Securities and Exchange Commission on February 20, 2003
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

International Game Technology

(Exact Name of Registrant as Specified in its Charter)

Nevada	88-0173041
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

9295 Prototype Drive

Reno, Nevada 89521
(775) 448-7777
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Sara Beth Brown, Esq.

Senior Vice President and General Counsel
International Game Technology
9295 Prototype Drive
Reno, Nevada 89521
(775) 448-7777
(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

J. Jay Herron, Esq.

Stephanie I. Splane, Esq.
O’Melveny & Myers LLP
114 Pacifica, Suite 100
Irvine, California 92618
(949) 737-2900

    Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of Securities	to be	Offering Price	Aggregate	Registration
to be Registered	Registered(1)	Per Debenture(2)	Offering Price(2)	Fee

Zero-Coupon Convertible Debentures due January 29, 2033	$969,790,000	59.291%	$574,998,189	$52,900

Common Stock, $0.000625 par value per share	(3)	—	—	(4)

(1)	The Debentures were issued at an original price of $592.91 per $1,000 principal amount at maturity, which represents an aggregate initial issue price of $574,998,189 and an aggregate initial principal amount at maturity of $969,790,000.

(2)	This estimate is made pursuant to Rule 457(c) of the Securities Act solely for purposes of determining the registration fee. The above calculation is based on average bid and ask prices for the Debentures in secondary market transactions executed by the Initial Purchaser on January 29, 2003, as reported to the Registrant by the Initial Purchaser.

(3)	There is being registered hereunder an indeterminate number of shares of Common Stock issuable upon conversion of the Debentures. Initially the number of shares of Common Stock issuable upon conversion of the Debentures is 5,132,730. The Debentures are convertible into shares of Common Stock at the rate of 5.2926 shares of Common Stock for each $1,000 principal amount at maturity of the Debentures, subject to adjustment under certain circumstances. Pursuant to Rule 416 under the Securities Act, such number of shares of Common Stock registered hereby shall include an indeterminate number of shares of Common Stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event or other adjustment in the number of shares of Common Stock issuable as provided in the indenture governing the Debentures.

(4)	Pursuant to Rule 457(i), there is no additional filing fee required with respect to the Common Stock issuable upon conversion of the Debentures because no additional consideration will be received in connection with the exercise of the conversion privilege.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 20, 2003

PROSPECTUS
$969,790,000

International Game Technology Zero-Coupon Convertible Debentures due January 29, 2033 and Common Stock Issuable Upon Conversion of the Debentures

       International Game Technology (“IGT”) issued its Zero-Coupon Convertible Debentures due January 29, 2033 (the “Debentures”) in a private placement at an issue price of $592.91 per Debenture with a principal amount at maturity of $1,000 per Debenture. Selling securityholders will use this prospectus to resell their Debentures and the shares of common stock of IGT (the “Common Stock”) issuable upon conversion of their Debentures.

       The Debentures are senior, unsecured obligations of IGT. The Debentures rank equal in right of payment with all of our other unsecured and unsubordinated indebtedness. The Debentures are convertible into our Common Stock as described below. The issue price of the Debentures represents an initial accretion rate of 1.75% per annum.

       On or after January 29, 2006, we may redeem for cash all or part of the Debentures, upon notice to the holders, at a redemption price equal to the Accreted Value (as defined below) plus accrued and unpaid cash interest, if any, up to the redemption date. On January 29, 2006, January 29, 2008, January 29, 2013, January 29, 2018, January 29, 2023 and January 29, 2028, each of which we refer to as a repurchase date, holders may require us to repurchase the Debentures. The repurchase price will be the Accreted Value plus accrued and unpaid cash interest, if any, per Debenture. The repurchase price for repurchases on January 29, 2006 will be paid in cash. On the other repurchase dates, we may choose to pay the repurchase price in cash or Common Stock or any combination of cash and Common Stock. In addition, upon certain change in control transactions, holders may require us to repurchase all or a portion of their Debentures, in cash or Common Stock valued at 95% of its market price (as defined in this prospectus) or any combination of cash and Common Stock, at a repurchase price equal to the Accreted Value plus accreted and unpaid cash interest, if any. The Debentures will mature on January 29, 2033 unless earlier redeemed or repurchased. At maturity, we will pay the Accreted Value plus accrued and unpaid cash interest, if any, of the Debentures in cash.

       Holders may convert their Debentures into 5.2926 shares of Common Stock per Debenture under any of the following circumstances: (i) during any conversion period (as defined in this prospectus) if the closing sale prices of our Common Stock for at least 20 trading days in the 30 consecutive trading days ending on the first day of such conversion period is more than 120% of the Accreted Conversion Price (as defined below) per share of Common Stock on the first day of the conversion period; (ii) during the five business day period following any 10 consecutive trading-day period in which the average of the trading prices (as defined in this prospectus) for a Debenture was less than 95% of the average closing sale prices of our Common Stock multiplied by the number of shares of Common Stock into which such Debenture is convertible for that period; (iii) if such Debentures have been called for redemption; (iv) during such period, if any, that the credit rating assigned to our long term senior debt (or if the Debentures have been rated, the Debentures) by both Moody’s and Standard & Poor’s is below specified levels, or if neither rating agency is rating our long term senior debt (or if the Debentures have been rated, the Debentures); and (v) upon the occurrence and continuance of specified corporate transactions. This is equivalent to an initial conversion price of $112.03 per share based on the issue price of the Debentures. The conversion rate may be adjusted as described in this prospectus. Our Common Stock is listed on the New York Stock Exchange under the symbol “IGT.” On February 19, 2003, the closing price of our Common Stock as reported on the New York Stock Exchange was $75.88 per share.

       If the average of the closing sale prices of our Common Stock is less than or equal to 60% of the Accreted Conversion Price of the Debentures for any 20 out of the last 30 trading days ending on the third trading day preceding any repurchase date, then the yield-to-maturity on the Debentures will be subject to an upward interest adjustment to the Reset Rate (as defined in this prospectus) for the subsequent six-month period. Once an upward interest adjustment is in effect for the six-month period after a repurchase date, the upward interest adjustment will remain in effect for each subsequent six-month period until the next repurchase date (or, in the case of an upward interest adjustment in effect for the six-month period after the January 29, 2028 repurchase date, until maturity) if the average of the closing sale prices of our Common Stock is less than or equal to 60% of the Accreted Conversion Price of the Debentures for 20 out of the last 30 trading days ending on the third trading day preceding the January 29 or July 29 on which such six-month period begins. If the average of the closing sale prices of our Common Stock is greater than 60% of the Accreted Conversion Price of the Debentures for 20 out of the last 30 trading days ending on the third trading day preceding any January 29 or July 29, then no upward interest adjustment will be in effect, and the yield-to-maturity on the Debentures will equal the Initial Yield to Maturity (as defined in this prospectus), for the subsequent six-month period. The “Accreted Conversion Price” as of any day will equal the Accreted Value of the Debentures divided by the number of shares of Common Stock issuable upon conversion of the Debentures on that day. “Accreted Value” means, as of any date, the sum of the issue price of the Debentures and the accrued and unpaid interest as of such date (excluding any accrued and unpaid interest payable as cash interest). If an upward interest adjustment is in effect for a particular six-month period, we will pay the upward interest adjustment as cash interest at a rate per annum equal to the Reset Rate minus the Initial Yield to Maturity. We will not pay cash interest on the Debentures unless an upward interest adjustment occurs or we elect to do so following certain tax-related events.

       We will not receive any of the proceeds from the sale of the Debentures or the shares of our Common Stock issuable upon conversion of the Debentures by any of the selling securityholders. The Debentures or Common Stock may be offered in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. In addition, the shares of our Common Stock may be offered from time to time through ordinary brokerage transactions on the New York Stock Exchange. The selling securityholders may be deemed to be “underwriters” as defined in the Securities Act of 1933, as amended (the “Securities Act”). If the selling securityholders use any broker-dealers, any commission paid to broker-dealers and, if broker-dealers purchase any Debentures or shares of our Common Stock as principals, any profits received by such broker-dealers on the resale of the Debentures or shares of our Common Stock may be deemed to be underwriting discounts or commissions under the Securities Act.

       See “Risk Factors” beginning on page 10 to read about factors you should consider before buying the Debentures.

       Neither the Securities and Exchange Commission, any state securities commission, nor any gaming regulatory authority has approved or disapproved of the securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

       The date of this prospectus is                 , 2003

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF DOCUMENTS BY REFERENCE
SUMMARY
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
RATIO OF EARNINGS TO FIXED CHARGES
PRICE RANGE OF IGT COMMON STOCK AND DIVIDEND POLICY
DESCRIPTION OF DEBENTURES
DESCRIPTION OF IGT COMMON STOCK
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
SIGNATURES
INDEX TO EXHIBITS
EXHIBIT 4.1
EXHIBIT 4.3
EXHIBIT 5.1
EXHIBIT 5.2
EXHIBIT 8.1
EXHIBIT 12.1
EXHIBIT 23.1
EXHIBIT 25.1

i

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

       In this prospectus we make some “forward-looking” statements, which are not historical facts, but are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects and proposed new products, services, developments or business strategies. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “continue,” and other similar terms and phrases, including references to assumptions.

       Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent known and unknown risks and uncertainties. We do not intend, and undertake no obligation, to update our forward-looking statements to reflect future events or circumstances.

       All forward-looking statements are further qualified by and should be read in conjunction with the risks described or referred to under the heading “Risk Factors” beginning on page 10 of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

       We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-888-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov or from our website at www.igt.com. However, the information on our website does not constitute a part of this prospectus.

       If at any time during the two-year period following the latest date of original issue of any Debentures we are not subject to the information requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), we will furnish to holders of Debentures, holders of Common Stock issued upon conversion thereof and prospective purchasers thereof the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act in order to permit compliance with Rule 144A in connection with resales of the Debentures and Common Stock issuable upon conversion thereof.

INCORPORATION OF DOCUMENTS BY REFERENCE

       In this document, we “incorporate by reference” certain information we file with the SEC, which means that we can disclose important information to you by referring to that information. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until this offering is completed:

•	our Annual Report on Form 10-K for the fiscal year ended September 28, 2002, filed on December 18, 2002;

•	our Proxy Statement filed on January 14, 2003;

•	our Current Report on Form 8-K filed on January 24, 2003; and

•	our Quarterly Report on Form 10-Q for the quarter ended December 28, 2002, filed on February 11, 2003.

       Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes that statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

       You may request a copy of these filings at no cost, by writing or telephoning us at:

International Game Technology
9295 Prototype Drive
Reno, Nevada 89511-0580
Attention: Bob McIver, Investor Relations
(775) 448-0110

       You should rely only upon the information provided in this document or incorporated in this document by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this document, including any information incorporated by reference, is accurate as of any date other than the date indicated on the front cover.

SUMMARY

INTERNATIONAL GAME TECHNOLOGY

       International Game Technology is recognized as one of the world leaders in the development and production of computerized gaming products. We operate in three lines of business: product sales, proprietary gaming and lottery systems. Founded in 1980, IGT principally served the casino gaming industry in the United States. In 1986, we began expanding our business internationally. In addition to our US production, we currently manufacture our products in the United Kingdom and through third party manufacturers in Japan, Canada and Germany. IGT also maintains sales offices in selected legalized gaming jurisdictions globally, including Australia, Europe, Japan, Latin America, New Zealand and South Africa.

       Unless the context indicates otherwise, references to “International Game Technology,” “IGT,” “we” or “our” includes International Game Technology and our wholly-owned subsidiaries and their subsidiaries. Our principal executive offices are located at 9295 Prototype Drive, Reno, Nevada 89521; our telephone number is (775) IGT-7777; and our internet address is www.igt.com.

THE OFFERING

Debentures	$969,790,000 aggregate principal amount at maturity of Zero-Coupon Convertible Debentures due January 29, 2033.

Issue Price	The Debentures were issued at a price of $592.91 per Debenture with a principal amount at maturity of $1,000.

Maturity	January 29, 2033.

Ranking	The Debentures are senior, unsecured obligations of IGT and rank equal in right of payment with all of our other unsecured and unsubordinated indebtedness.

Except in the event a subsidiary guarantees the Debentures as described below under “— Future Subsidiary Guarantees,” holders of the Debentures will have a junior position to the claims of creditors of our subsidiaries on their assets and earnings.

Future Subsidiary Guarantees	The Debentures are not guaranteed. Subject to limited exceptions, if at any time our long term senior debt (or if the Debentures have been rated, the Debentures) is rated below investment grade by either Moody’s or Standard & Poor’s and (i) if any of our domestic subsidiaries have $10 million or more of indebtedness (other than existing indebtedness of an acquired subsidiary, capital leases, purchase money obligations and intercompany indebtedness) or preferred stock outstanding at such time, or (ii) any of our subsidiaries guarantee any of IGT’s other indebtedness, such subsidiaries will be required to provide a guarantee of the Debentures. Any such subsidiary guarantees granted will be released if IGT’s long term senior debt (or if the Debentures have been rated, the Debentures) achieves an investment grade rating from both rating agencies. IGT will cease to be subject to this covenant on the earlier of: (i) January 29, 2006, the first repurchase date, and (ii) the date on which none of IGT’s other senior indebtedness contains a future subsidiary guarantee covenant. See “Description of Debentures — Future Subsidiary Guarantees.”

Interest Adjustment	If the average of the closing sale prices of our Common Stock is less than or equal to 60% of the Accreted Conversion Price of the Debentures for any 20 out of the last 30 trading days ending on the third trading day preceding any repurchase date, then the yield-to-maturity on the Debentures will be subject to an upward interest adjustment to the Reset Rate (as defined in this prospectus) for the subsequent six-month period. Once an upward interest adjustment is in effect for the six-month period after a repurchase date, the upward interest adjustment will remain in effect for each subsequent six-month period until the next repurchase date (or, in the case of an upward interest adjustment in effect for the six-month period after the January 29, 2028 repurchase date, until maturity) if the average of the closing sale prices of our Common Stock is less than or equal to 60% of the Accreted Conversion Price of the Debentures for 20 out of the last 30 trading days ending on the third trading day preceding any January 29 or July 29 on which such six-month period begins. If the average of the closing sale prices of our Common Stock is greater than 60% of the Accreted Conversion Price of the Debentures for 20 out of the last 30 trading days ending on the third trading day preceding any January 29 or July 29, then no upward interest adjustment will be in effect, and the yield-to-maturity on the Debentures will equal the Initial Yield to Maturity (as defined in this prospectus), for the subsequent six-month period. If the average of the closing sale prices of our Common Stock is greater than 60% of the Accreted Conversion Price of the Debentures for 20 out of the last 30 trading days ending on the third trading day preceding any repurchase date, then the yield-to-maturity on the Debentures will not be subject to an upward interest adjustment until the next repurchase date.

If an upward interest adjustment is in effect for a particular six-month period, we will pay cash interest on the Accreted Value of the Debentures at a rate per annum equal to the Reset Rate minus the Initial Yield to Maturity. The Debentures will accrete at the Initial Yield to Maturity whether or not an upward interest adjustment is in effect.

The “Reset Rate” applicable to any six-month period for which there is an upward adjustment, as determined by the Reset Rate Agent (as defined in this prospectus) on a repurchase date, will be equal to a per annum rate (the “Reference Fixed Rate”) that would, in the judgment of the Reset Rate Agent (averaged, at our request, with the rate provided by one other nationally recognized investment bank), result in a trading price of par with a hypothetical issue of senior, non-convertible, fixed rate debt securities of IGT with (i) a final maturity equal to the term from the repurchase date with respect to which the Reset Rate is determined until the next repurchase date (or maturity if the repurchase date is the January 29, 2028 repurchase date); (ii) an aggregate principal amount equal to the Accreted Value of the Debentures; and (iii) provisions that are, insofar as would be practicable for an issue of senior, non- convertible, fixed-rate debt securities, substantially identical to those of the Debentures. In no event, however, will the applicable Reset Rate ever be greater than 12% without our prior written consent. If the Reset Rate Agent determines in its sole judgment that there is no suitable Reference Fixed Rate, the Reset Rate will be the Reset Rate most recently determined (except if there is no Reset Rate most recently determined, in which case the Reset Rate shall be a rate reasonably determined by Reset Rate Agent to reflect current market conditions), such Reset Rate to remain in effect until the Reset Rate Agent determines that there is a suitable Reference Fixed Rate, at which time the Reset Rate Agent shall determine a new Reset Rate.

Tax Event	We have the option, under limited circumstances, to elect to pay cash interest at the Initial Yield to Maturity or the applicable Reset Rate on the Debentures from and after a Tax Event.

Cash Interest Payment	We will not pay cash interest on the Debentures prior to maturity unless an upward interest adjustment is in effect or we elect to do so after certain tax-related events. Any cash interest will be paid semi-annually on each January 29 or July 29 to the holders of record of the Debentures as of the related record date.

Conversion Rights	Holders may convert their Debentures prior to stated maturity at the applicable conversion rate under any of the following circumstances:

(i) during any conversion period if the closing sale prices of our Common Stock for a period of at least 20 trading days in the period of 30 consecutive trading days ending on the first day of such conversion period is more than 120% of the Accreted Conversion Price per share of Common Stock on the first day of the conversion period; a conversion period will be the period from and including the eleventh trading day in a fiscal quarter up to but not including the eleventh trading day of the following fiscal quarter;

(ii) during the five business day period following any 10 consecutive trading-day period in which the average of the trading prices (as defined in this prospectus) for a Debenture was less than 95% of the average closing sale price of our Common Stock multiplied by applicable conversion rate; provided, however, if, on the day before the conversion date (as defined in this prospectus), the closing sale price of the Common Stock is greater than 100% of the Accreted Conversion Price but less than or equal to 120% of the Accreted Conversion Price, then holders converting their Debentures will receive, in lieu of Common Stock based on the applicable conversion rate, at our option, cash, Common Stock or a combination of cash and Common Stock with a value equal to the then Accreted Value of the Debentures (plus accrued and unpaid cash interest, if any);

(iii) if the Debentures have been called for redemption;

(iv) during such period, if any, that the credit rating assigned to IGT’s long term senior debt, or if the Debentures are then rated, the rating assigned to the Debentures, by both Moody’s and Standard & Poor’s, is below a specified level, or if neither rating agency is rating our long term senior debt or, if the Debentures have been rated, neither agency is rating the Debentures; and

(v) upon the occurrence of specified corporate transactions described under “Description of Debentures — Conversion Rights.”

For each Debenture surrendered for conversion, a holder will receive 5.2926 shares of Common Stock. This is equivalent to an initial conversion price of $112.03 per share of Common Stock based on the issue price of the Debentures. The conversion rate may be adjusted under certain circumstances, but will not be adjusted for accrued interest. Upon conversion, holders will not receive any cash payment representing accrued interest. Instead, accrued interest will be deemed paid by the Common Stock received by holders on conversion. Debentures called for redemption may be surrendered for conversion until the close of business one business day prior to the redemption date.

Redemption of the Debentures at Our Option	On or after January 29, 2006, we may redeem for cash all or part of the Debentures at any time, upon not less than 15 nor more than 60 days’ prior notice by mail to holders of the Debentures, for a price equal to the Accreted Value plus accrued and unpaid cash interest, if any, on such redemption date.

Purchase of Debentures at Your Option	You have the right to require us to repurchase the Debentures on January 29, 2006, January 29, 2008, January 29, 2013, January 29, 2018, January 29, 2023 and January 29, 2028, each of which we refer to as a “repurchase date”. In each case, the repurchase price payable will be equal to the Accreted Value plus accrued and unpaid cash interest, if any, on such repurchase date. The repurchase price for repurchases on January 29, 2006 will be paid in cash. On the other repurchase dates, we may choose to pay the repurchase price in cash or Common Stock or a combination of cash and Common Stock. If we elect to pay the repurchase price in Common Stock or a combination of cash and Common Stock, we must notify holders not less than 20 days prior to the repurchase date. The Common Stock will be valued at 100% of the average closing sale price of our Common Stock for the five trading days ending on the third trading day prior to the repurchase date.

Change in Control	If IGT undergoes certain change in control transactions, you will have the option to require us to repurchase all of your Debentures not previously called for redemption or any portion thereof for cash or, at our option, Common Stock. If we elect to pay the repurchase price in Common Stock or a combination of cash and Common Stock, the Common Stock will be valued at 95% of the average closing sale price of our Common Stock for the five trading days ending on the third trading day prior to the repurchase date. We will pay a repurchase price equal to the Accreted Value plus accrued and unpaid cash interest, if any, on the repurchase date.

Mandatory Disposition Pursuant to Gaming Laws	If the gaming authority of any jurisdiction in which we or any of our subsidiaries does business requires that a person who is a holder or the beneficial owner of Debentures be licensed, qualified or found suitable under applicable gaming laws, such holder or beneficial owner, as the case may be, shall apply for a license, qualification or a finding of suitability within the required time period. If such person fails to apply or become licensed or qualified or is found unsuitable, we shall have the right, at our option, to either require such person to dispose of its Debentures or beneficial interest therein, or redeem such Debentures. See “Description of Debentures — Mandatory Disposition Pursuant to Gaming Laws.”

Events of Default	If there is an event of default with respect to the Debentures, an amount equal to the Accreted Value plus accrued and unpaid cash interest, if any, may be declared immediately due and payable. These amounts automatically become due and payable in some circumstances.

The following are events of default with respect to the Debentures (references to “our” means International Game Technology and not any of its subsidiaries):

• our failure for 30 days to pay when due any cash interest on the Debentures (after any upward interest adjustment or any election by us to pay cash interest on the Debentures following certain tax-related events);

• our failure to pay principal of the Debentures and any accrued cash interest (after an upward interest adjustment or following our election to pay cash interest after a tax event) at maturity, upon redemption, repurchase or following certain change in control transactions, when the same becomes due and payable;

• we or any of our Significant Subsidiaries (as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC) default under any other instruments of indebtedness with an outstanding principal amount of $50,000,000 or more which has caused the holders of such indebtedness to declare such indebtedness due and payable prior to its stated maturity unless rescinded within 30 days;

• we or any of our Significant Subsidiaries default in the payment of principal or premium at final maturity under any other instruments of indebtedness, which default is in an aggregate principal amount exceeding $50,000,000 and continues unremedied and unwaived for more than 30 business days;

• our failure to comply with any of our covenants or agreements in the Debentures or the Indenture for 60 days after written notice by the Trustee or by the holders of at least 25% in aggregate principal amount of all outstanding Debentures affected by that failure;

• some events involving the bankruptcy, insolvency or reorganization of us or any of our Significant Subsidiaries; and

• any subsidiary guarantee of the Debentures ceases to be in full force and effect (other than in accordance with the terms of the Indenture and such subsidiary guarantee) or a subsidiary guarantor denies or disaffirms its obligations under its subsidiary guarantee.

Tax	Each holder has agreed in the Indenture, for United States federal income tax purposes, to treat the Debentures as “contingent payment debt instruments” and to be bound by our application of the Treasury regulations that govern contingent payment debt instruments, including our projected payment schedule and our determination that the rate at which interest will be deemed to accrue for United States federal income tax purposes will be 7.75%, which is the rate comparable to the rate at which we would borrow on a noncontingent, nonconvertible borrowing. Based on the agreement, (i) each holder is required to accrue interest on a constant yield to maturity basis at that rate, with the result that a holder will recognize taxable income significantly in excess of any cash received while the Debentures are outstanding and (ii) a holder is generally required to recognize ordinary income on the gain, if any, realized on a sale, exchange, conversion or redemption of the Debentures. See “Certain United States Federal Income Tax Consequences.”

EACH INVESTOR SHOULD CONSULT ITS TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF AN INVESTMENT IN THE DEBENTURES AND WHETHER AN INVESTMENT IN THE DEBENTURES IS ADVISABLE IN LIGHT OF THE AGREED UPON TAX TREATMENT AND THE INVESTOR’S PARTICULAR TAX SITUATION.

Use of Proceeds	We will not receive any of the proceeds from the sale by any selling securityholder of the Debentures or the shares of Common Stock issuable upon conversion of the Debentures.

Book Entry Form	The Debentures are issued in book-entry form and are represented by permanent global certificates deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company, commonly known as DTC, in New York, New York. Beneficial interests in any of the Debentures are shown on, and transfers are effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated Debentures, except in limited circumstances.

Trading	The Debentures are not listed on any securities exchange or included in any automated quotation system. Our Common Stock is traded on the New York Stock Exchange under the symbol “IGT.”

RISK FACTORS

       You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones related to our business, the Debentures and the offering. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

       If any of the following risks actually occurs, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of the Debentures and our Common Stock could decline substantially.

Risk Factors Related to the Debentures and the Offering

An active trading market for the Debentures may not develop and there are restrictions on resale of the Debentures.

       We cannot assure you that an active trading market for the Debentures will develop or as to the liquidity or sustainability of any such market, the ability of the holders to sell their Debentures or the price at which holders of the Debentures will be able to sell their Debentures. Future trading prices of the Debentures will depend on many factors, including, among other things, prevailing interest rates, the market for similar securities, the price of our Common Stock, our performance and other factors.

We expect that the trading value of the Debentures will be significantly affected by the price of our Common Stock, which may be volatile.

       Our Common Stock has experienced significant price and volume fluctuations. The market price of the Debentures is expected to be significantly affected by the market price of our Common Stock. This may result in a significantly greater volatility in the trading value of the Debentures than would be expected for nonconvertible debt securities we issue. For a discussion of the factors that may result in volatility in the market price of our Common Stock, see “Risks Related to Our Business” below.

The amount you must include in your income for United States federal income tax purposes will exceed the amount of cash interest you receive.

       Each holder agrees in the indenture governing the Debentures to treat the Debentures as “contingent payment debt instruments” and to be bound by our application of the Treasury regulations that govern contingent payment debt instruments. In accordance with this agreement, a holder will be required to accrue interest on a constant yield to maturity basis at a rate comparable to the rate at which we would borrow in a noncontingent, nonconvertible borrowing (7.75%). A holder will recognize taxable income significantly in excess of cash received while the Debentures are outstanding. In addition, under the indenture, a holder will recognize ordinary income, if any, upon a sale, exchange, conversion or redemption of the Debenture at a gain.

We may not have the funds necessary to purchase the Debentures at the option of the holders or upon a change of control.

       On January 29, 2006, 2008, 2013, 2018, 2023 and 2028, and upon the occurrence of certain changes of control of IGT, you may require us to repurchase your Debentures (although, in some cases, as described in this prospectus, we will have the option to settle these amounts in shares of our Common Stock). The occurrence of a change of control could trigger an event of default under, or a requirement for us to make an offer to purchase, our other senior debt. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the purchase price in cash for all of the Debentures that might be delivered by holders of Debentures seeking to exercise their repurchase rights.

A downgrade, suspension or withdrawal of the rating assigned by a rating agency to our long term senior debt, or in the future to the Debentures, if any, could cause the liquidity or market value of the Debentures to decline significantly.

       Our long term senior debt is rated, and the Debentures may in the future be rated, by Standard & Poor’s and Moody’s. There can be no assurance that any rating so assigned will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if in that rating agency’s judgment future circumstances relating to the basis of the rating, such as adverse changes in our business, so warrant.

Our holding company structure results in structural subordination and may affect our ability to make payments on the Debentures.

       We are a holding company. Our subsidiaries conduct substantially all of our consolidated operations and own substantially all of our consolidated assets. Consequently, our cash flow and our ability to make payments on our indebtedness, including the Debentures, substantially depends upon our subsidiaries’ cash flow and payments of funds to us by our subsidiaries. Our subsidiaries are not obligated to make funds available to us for payment on the Debentures or otherwise. Our subsidiaries’ ability to make any payments will depend on their earnings, the terms of their indebtedness, business and tax considerations and legal restrictions.

       Except in the event a subsidiary guarantees the Debentures as described under “Description of Debentures — Future Subsidiary Guarantees,” the Debentures will effectively rank junior to all existing and future liabilities, including trade payables, of our subsidiaries. In the event of a bankruptcy, liquidation or dissolution of a subsidiary, the creditors of such subsidiary will be paid first, after which the subsidiary may not have sufficient assets remaining to make any payments to us as a shareholder or otherwise so that we can meet our obligations under the Debentures.

       As of December 28, 2002, the total balance sheet liabilities of our subsidiaries were approximately $877 million, of which approximately $558 million were jackpot liabilities offset on a dollar for dollar basis by U.S. Treasury and U.S. Agency securities and cash.

We may require you to dispose of your Debentures or redeem your Debentures if required by applicable gaming regulations.

       Certain gaming authorities may, in their discretion, require the holder of any of our debt or equity securities, at such holder’s own expense, to file applications, be investigated and be found suitable to own such securities. Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by such gaming authorities may be found unsuitable. Under certain circumstances, we have the right, at our option, to cause a holder to dispose of its Debentures or Common Stock issued upon conversion thereof or to redeem its Debentures or Common Stock issued upon conversion thereof in order to comply with gaming laws to which we are subject.

Risk Factors Related to Our Business

Our success in the gaming industry depends in large part on our ability to develop innovative products and systems and would be adversely affected by:

•	a decline in the popularity of our gaming products with players;
•	a lack of success in developing new products;

•	an increase in the popularity of competitors’ games; or
•	a negative change in the trend of consumer acceptance of our newest systems innovations including ticket-in/ticket-out voucher technology.

Demand for our products, placement of our proprietary games and operation of our lottery systems would be adversely affected by:

•	a reduction in the growth rate of new and existing markets;
•	delays of scheduled openings of newly constructed or planned casinos;
•	reduced levels of gaming play on our gaming systems or weakened customer demand for our gaming machines as a result of declines in travel activity or customer capital expenditures;
•	a decrease in the desire of established gaming properties to upgrade machines, resulting in a decline in the demand for replacement machines;
•	a decline in public acceptance of gaming;
•	a reduction in lottery sales in jurisdictions where we hold lottery contracts;
•	a loss of or inability to renew lottery contracts; and
•	failure to meet implementation and performance obligations of our online lottery systems operations could subject us to significant liquidated damage claims.

We operate in a highly regulated industry and our ability to operate in certain jurisdictions could be adversely affected by:

•	unfavorable public referendums or anti-gaming legislation;
•	unfavorable legislation affecting or directed at manufacturers or operators of gaming products and systems;
•	adverse changes in or findings of non-compliance with applicable governmental gaming regulations;
•	delays in approvals from regulatory agencies;
•	a limitation, conditioning, suspension or revocation of any of our gaming licenses; and
•	unfavorable determinations or challenges of suitability by gaming regulatory authorities with respect to our officers, directors or key employees.

Our intellectual property rights are subject to risks, including:

•	potential inability to obtain and maintain patents, trademarks and copyrights to protect our newly developed games and technology;
•	competitors’ infringement upon our existing trademarks, patents and copyrights; and
•	approval of competitors’ patent applications that may restrict our ability to compete effectively.

Our business is vulnerable to changing economic conditions, including:

•	unfavorable changes in economic conditions including those that affect the relative health of the gaming industry;
•	political or economic instability in international markets;
•	changes in interest rates causing a reduction of investment income or in the value of market rate sensitive investments; and
•	fluctuations in foreign exchange rates, tariffs and other trade barriers.

Our outstanding Senior Notes, Debentures and borrowings under credit facilities subject us to certain additional risks, including:

•	increasing our vulnerability to general adverse economic and industry conditions;
•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions and other general corporate requirements;
•	requiring a substantial portion of our cash flow from operations for the payment of interest on our indebtedness and corporate requirements;
•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and
•	disadvantaging us compared to competitors with less indebtedness.

Our business operations are subject to other risks, including:

•	the loss or retirement of our key executives or other key employees;
•	adverse changes in the creditworthiness of parties with whom we have receivables or forward currency exchange contracts;

       •     the loss of tenants on sublet properties no longer used in our operations;
       •     difficulties integrating parts of the acquired Anchor operations;

•	the discovery of facts with respect to legal actions pending against IGT not presently known to us or determinations by judges, juries or other finders of fact which do not accord with our evaluation of the possible liability or outcome of existing litigation;
•	increased costs due to reliance on third party suppliers and contract manufacturers;
•	agreements with Native American casinos which may subject us to sovereign immunity risk; and
•	we have been working for some time through several phases of our enterprise resource planning (ERP) solution for our computer system procedures and controls; any failures, difficulties or significant delays in implementing our new information systems could result in material adverse consequences to our business, including disruption of operations, loss of information and unanticipated increases in costs.

USE OF PROCEEDS

      We will not receive any of the proceeds from the sale by any selling securityholder of the Debentures or the shares of our Common Stock issuable upon conversion of the Debentures.

CAPITALIZATION

       The following table sets forth the consolidated capitalization of IGT at December 28, 2002 on an actual basis and as adjusted to give effect to the issuance of the Debentures and the use of $137 million of the net proceeds to repurchase shares of our Common Stock, as if such events took place on December 28, 2002. This table should be read in conjunction with the financial statements and related notes thereto included in our Annual Report on Form 10-K for the year ended September 28, 2002 and our Quarterly Report on Form 10-Q for the quarter ended December 28, 2002, which are incorporated herein by reference.

	As of
	December 28, 2002

	Actual	Adjusted

	(in thousands)
Cash and cash equivalents	$440,951	$865,732

Current maturities of long-term notes payable and capital lease obligations	$8,197	$8,197
Long-term borrowings:
Long-term notes payable and capital lease obligations	$971,375	$971,375
Zero coupon contingent convertible debentures due 2003.	—	575,000

	971,375	1,546,375
Minority interest	8,931	8,931
Stockholders’ equity:
Common stock	109	109
Additional paid in capital	1,457,137	1,457,137
Deferred compensation	(9,807)	(9,807)
Retained earnings	1,619,870	1,619,870
Treasury stock	(1,550,153)	(1,687,153)
Accumulated other comprehensive loss	(5,545)	(5,545)

	1,511,611	1,374,611
Total capitalization (excluding cash and cash equivalents)	$2,500,114	$2,938,114

RATIO OF EARNINGS TO FIXED CHARGES

       The table below sets forth the ratio of earnings to fixed charges of IGT and its consolidated subsidiaries on a historical basis for each of the periods indicated:

	Fiscal Year Ended
Quarter Ended
December 28,	September 28,	September 29,	September 30,	October 2,	September 30,
2002	2002	2001	2000	1999	1998

7.39	5.49	4.88	3.82	3.07	14.63

       For the purpose of computing this ratio, earnings represent net income before fixed charges and income taxes, adjusted to exclude capitalized interest. Fixed charges represent interest expense excluding the portion related to liabilities to jackpot winners and including capitalized interest, one-third of total rental expense, and amortization of discount and loan expense related to long-term debt.

PRICE RANGE OF IGT COMMON STOCK AND DIVIDEND POLICY

       Our Common Stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “IGT.” The following table sets forth for the periods presented the high and low sales prices of the Common Stock as traded on the NYSE:

Fiscal 2003	High	Low

First Quarter	$80.10	$63.49
Second Quarter (through February 19, 2003)	80.70	72.20

Fiscal 2002	High	Low

First Quarter	$71.03	$41.10
Second Quarter	70.09	60.80
Third Quarter	64.42	53.75
Fourth Quarter	70.09	49.55

Fiscal 2001	High	Low

First Quarter	$48.50	$32.81
Second Quarter	56.75	43.87
Third Quarter	65.31	47.35
Fourth Quarter	64.11	38.90

       As of February 19, 2003, there were approximately 2,729 record holders of our Common Stock. The closing price of our Common Stock was $75.88 on that date.

       We declared no dividends in fiscal 2000, 2001 or 2002.

       IGT’s transfer agent and registrar is The Bank of New York, 63 Madison Avenue, 8th Floor, New York, NY 10016, (212) 503-4279.

DESCRIPTION OF DEBENTURES

       We issued the Debentures under an indenture (the “Indenture”) between us and The Bank of New York, as trustee (the “Trustee”).

       In this section, references to “IGT,” “we,” “our” or “us” refer solely to International Game Technology and not its subsidiaries.

General

       The Debentures are limited to an aggregate principal amount at maturity of $969,790,000. The Debentures will mature on January 29, 2033. The Debentures rank equal in right of payment with all of our other unsecured and unsubordinated indebtedness.

       The Debentures were issued at a price to investors of $592.91 per Debenture. We will not pay cash interest on the Debentures unless an upward interest adjustment becomes payable or we elect to do so following a Tax Event (as defined in this prospectus). The issue price represents a yield to maturity of 1.75% per annum (the “Initial Yield to Maturity”). The Debentures are issued only in denominations of $1,000 principal amount and multiples of $1,000 principal amount.

       You have the option to convert your Debentures into our Common Stock at a conversion rate of 5.2926 shares of Common Stock per Debenture. This is equivalent to an initial conversion price of $112.03 per share based on the issue price of the Debentures. The conversion rate is subject to adjustment if certain events occur. Upon conversion, you will receive only Common Stock (except in case of an Accreted Value Conversion, as defined below). You will not receive any cash payment for interest adjustments, if any, to the conversion date (as defined in this prospectus).

       Each holder has agreed in the Indenture, for United States federal income tax purposes, to treat the Debentures as “contingent payment debt instruments” and to be bound by our application of the Treasury regulations that govern contingent payment debt instruments, including our determination that the rate at which interest will be deemed to accrue for United States federal income tax purposes will be 7.75%, which is the rate comparable to the rate at which we would borrow on a noncontingent, nonconvertible borrowing. Accordingly, each holder will be required to accrue interest on a constant yield to maturity basis at that rate, with the result that a holder will recognize taxable income significantly in excess of cash received while the Debentures are outstanding. In addition, a holder will generally be required to recognize ordinary income on the gain, if any, realized on a sale, exchange, conversion or redemption of the Debentures. See “Certain United States Federal Income Tax Consequences.”

       EACH INVESTOR SHOULD CONSULT ITS TAX ADVISOR REGARDING THE TAX TREATMENT OF AN INVESTMENT IN THE DEBENTURES AND WHETHER AN INVESTMENT IN THE DEBENTURES IS ADVISABLE IN LIGHT OF THE AGREED UPON TAX TREATMENT AND THE INVESTOR’S PARTICULAR TAX SITUATION.

Ranking

       The Debentures are senior, unsecured obligations of IGT and rank equal in right of payment with all of its existing and future unsecured and unsubordinated indebtedness.

       We currently conduct substantially all our operations through our subsidiaries and our subsidiaries generate substantially all of our operating income and cash flow. As a result, distributions and advances from our subsidiaries are the principal source of funds necessary to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating and regulatory requirements, may limit our ability to obtain cash from our subsidiaries that we require to pay our debt service obligations, including cash payments on the Debentures.

       Except in the event a subsidiary guarantees the Debentures as described under “Description of Debentures — Future Subsidiary Guarantees,” the Debentures will effectively rank junior to all existing and future liabilities, including trade payables, of our subsidiaries. In the event of a bankruptcy, liquidation or dissolution of a subsidiary, the creditors of such subsidiary will be paid first, after which the subsidiary may not have sufficient assets remaining to make any payments to us as a shareholder or otherwise so that we can meet our obligations under the Debentures.

       As of December 28, 2002, the total balance sheet liabilities of our subsidiaries were approximately $877 million, of which approximately $558 million were jackpot liabilities offset on a dollar for dollar basis by U.S. Treasury and U.S. Agency securities and cash.

Future Subsidiary Guarantees

       At any time in the future that IGT’s long term senior debt credit rating (or if the Debentures have been rated, the rating on the Debentures) is below Baa3 by Moody’s or BBB- by Standard & Poor’s, we will be required to cause each of our domestic subsidiaries having an aggregate of $10 million or more of indebtedness or preferred stock outstanding at any time to promptly execute and deliver to the Trustee a subsidiary guarantee of the Debentures, provided that (a) with respect to any subsidiary acquired after the date of issuance of the Debentures in accordance with the terms of the Indenture, any indebtedness or preferred stock outstanding on or prior to the date on which such subsidiary was acquired by us (unless such indebtedness or preferred stock was incurred or issued, as applicable, as consideration for, or to provide all or any portion of the funds or credit support utilized to consummate, the transactions or series of transactions pursuant to which such subsidiary became our subsidiary or was otherwise acquired by us), (b) indebtedness in respect of capital lease obligations and purchase money indebtedness and (c) intercompany indebtedness will not be considered for purposes of this covenant. In addition, at any time in the future that IGT’s long term senior debt credit rating (or if the Debentures have been rated, the rating on the Debentures) is below Baa3 by Moody’s or BBB- by Standard & Poor’s, if any of our subsidiaries guarantee any of our other indebtedness, such subsidiary will be required to execute and deliver to the Trustee a subsidiary guarantee of the Debentures.

       Any such subsidiary guarantee granted will be automatically and unconditionally released and discharged upon any sale, exchange or transfer of all of the capital stock in, or all or substantially all the assets of, the applicable subsidiary guarantor (in each case other than to IGT or one of our affiliates).

       Any such subsidiary guarantee granted will be released if IGT’s long term senior debt (or if the Debentures have been rated, the Debentures) achieves an investment grade rating from both Moody’s and Standard & Poor’s as long as no event of default has occurred and is continuing under the Indenture.

       IGT will cease to be subject to this covenant on the earlier of: (i) January 29, 2006, the first repurchase date and (ii) the date on which none of IGT’s other senior indebtedness contains a future subsidiary guarantee covenant.

Interest Adjustment

       If the average of the closing sale prices of our Common Stock is less than or equal to 60% of the Accreted Conversion Price of the Debentures for any 20 out of the last 30 trading days ending on the third trading day preceding any repurchase date, then the yield-to-maturity on the Debentures will be subject to an upward interest adjustment to the Reset Rate (as defined in this prospectus) for the subsequent six-month period. Once an upward interest adjustment is in effect for the six-month period after a repurchase date, the upward interest adjustment will remain in effect for each subsequent six-month period until the next repurchase date (or, in the case of an upward interest adjustment in effect for the six-month period after the January 29, 2028 repurchase date, until maturity) if the average of the closing sale prices of our Common Stock is less than or equal to 60% of the Accreted Conversion Price of the Debentures for 20 out of the last 30 trading days ending on the third trading day preceding the January 29 or July 29 on which such six-month period begins. If the average of the closing sale prices of our Common Stock is greater than 60% of the Accreted Conversion Price of the Debentures for 20 out of the last 30 trading days ending on the third trading day preceding any January 29 or July 29, then no upward interest adjustment will be in effect, and the yield-to-maturity on the Debentures will equal the Initial Yield to Maturity (as defined in this prospectus), for the subsequent six-month period. If the average of the closing sale prices of our Common Stock is greater than 60% of the Accreted Conversion Price of the Debentures for 20 out of the last 30 trading days ending on the third trading day preceding any repurchase date, then the yield-to-maturity on the Debentures will not be subject to an upward interest adjustment until the next repurchase date.

       If an upward interest adjustment is in effect for a particular six-month period, we will pay cash interest on the Accreted Value of the Debentures at a rate per annum equal to the Reset Rate minus the Initial Yield to Maturity. The Debentures will accrete at the Initial Yield to Maturity whether or not an upward interest adjustment is in effect.

       The “closing sale price” of our Common Stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported on the New York Stock Exchange or, if our Common Stock is not listed on the New York Stock Exchange, then as reported by the Nasdaq system.

       The “Reset Rate” applicable to any six-month period, as determined by the Reset Rate Agent (as defined below), will be equal to a per annum rate (the “Reference Fixed Rate”) that would, in the sole judgment of the Reset Rate Agent, result in a trading price of par with a hypothetical issue of our senior, non-convertible, fixed rate debt securities with:

(i) a final maturity equal to the term from the repurchase date on which the Reset Rate is determined until the next repurchase date (or maturity if the repurchase date is the January 29, 2028 repurchase date);

(ii) an aggregate principal amount equal to the Accreted Value of the then outstanding Debentures; and

(iii) provisions that are, insofar as would be practicable for an issue of senior, non-convertible, fixed-rate debt securities, substantially identical to those of the Debentures.

       In no event, however, will the applicable Reset Rate be greater than 12% per annum without our prior written consent. Also, if the Reset Rate Agent determines in its sole judgment that there is no suitable Reference Fixed Rate, the Reset Rate will be the Reset Rate most recently determined (except if there is no Reset Rate most recently determined, in which case the Reset Rate shall be a rate reasonably determined by Reset Rate Agent to reflect current market conditions), such Reset Rate to remain in effect until the Reset Rate Agent determines that there is a suitable reference rate, at which time the Reset Rate Agent shall determine a new Reset Rate.

       In the event of any upward interest adjustment, we will disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News containing this information or publish the information on our web site or through such other public medium as we may use at that time.

Reset Rate Agent; Determinations Conclusive

       Goldman, Sachs & Co. will act as the Reset Rate Agent. If requested by us, the Reset Rate Agent shall seek an indicative reference rate from one other nationally recognized investment bank engaged for such purpose by us. The determination of any applicable Reset Rate shall be made by the Reset Rate Agent by averaging the reference rate it has determined with the indicative reference rate provided by such other investment bank. If an indicative reference rate cannot reasonably be obtained from one other nationally recognized investment bank, or if we choose not to engage such other investment bank, then the rate determined by Goldman, Sachs & Co. shall be used. The determination of any Reset Rate by the Reset Rate Agent will be conclusive and binding upon us, the Reset Rate Agent, the Trustee and the holders of the Debentures, in the absence of manifest error.

       The Reset Rate Agent may be removed at any time with or without cause by us giving at least sixty (60) days’ written notice to the Reset Rate Agent. The Reset Rate Agent may resign at any time upon giving at least thirty (30) days’ written notice to us. A successor Reset Rate Agent will be appointed by us.

Tax Event

       We have the option, under limited circumstances, to elect to pay cash interest at the Initial Yield to Maturity or the applicable Reset Rate on the Debentures from and after the date a Tax Event (as defined below) occurs. Interest will accrue from the date we exercise this option and will be payable semi-annually on January 29 and July 29.

       “Tax Event” means, the receipt by us of an opinion of a nationally recognized independent tax counsel experienced in such matters to the effect that as a result of:

•	any amendment or change (including any announced prospective change (which will not include a proposed change), provided that a tax event will not occur more than 90 days before the effective date of any prospective change) in the laws (or regulations thereunder) of the United States or any political subdivision or taxing authority of the United States or any political subdivision; or

•	any judicial decision or official administrative pronouncement, ruling, regulatory procedure, notice or announcement, including any notice or announcement of intent to adopt such procedures or regulations (an “Administrative Action”); or

•	any amendment or change in the administrative position or interpretation of any Administrative Action or judicial decision that differs from the theretofore generally accepted position, in each case, by any legislative body, court, governmental agency or regulatory body, irrespective of the manner in which such amendment or change is made known, which amendment or change is effective or such Administrative Action or decision is announced, in each case, on or after the date of original issuance of the Debentures;

there is more than an insubstantial risk that interest, including original issue discount, on the Debenture either:

(1) would not be deductible on a current accrual basis; or

(2) would not be deductible under any other method, in whole or in part, by us for United States federal income tax purposes.

Interest

       We will not pay cash interest on the Debentures unless there is an upward interest adjustment or we elect to do so following a Tax Event. Any cash interest will be based on a

360-day year comprised of twelve 30-day months, and will be payable semi-annually on January 29 and July 29. Cash interest following an upward interest adjustment will be paid at the per annum rate equal to the Reset Rate minus the Initial Yield to Maturity during any period in which an upward interest adjustment is in effect. Cash interest following a Tax Event and our election to pay interest in cash will be paid at the Initial Yield to Maturity or the applicable Reset Rate during any period in which an upward interest adjustment is in effect. The record date for the payment of cash interest to holders will be January 14 and July 14 of each year. We will give notice to the holders of the Debentures, no later than 30 days prior to each record date, of the amount of any cash interest to be paid as of the next interest payment date. We will pay interest on the Debentures by wire transfer of federal (same-day) funds or check mailed to the address of the registered holders of the Debentures as of the record date relating to each interest payment date.

       You should be aware that interest that accrues for the period you hold the Debentures must be included in your gross income for United States federal income tax purposes in accordance with the Treasury regulations that govern debt instruments providing for contingent payments. For more information, see “Risk Factors — The amount you must include in your income for United States federal income tax purposes will exceed the amount of cash interest you receive and the discussion below in the section captioned “Certain United States Federal Income Tax Consequences.”

Redemption Rights

       We must repay the Debentures at their stated maturity on January 29, 2033, unless earlier redeemed. The circumstances in which we may, or we are required to, redeem the Debentures prior to their stated maturity are described below.

       We will have the right to redeem the Debentures in whole or in part, at any time or from time to time, on or after January 29, 2006 upon not less than 15 nor more than 60 days’ prior notice by mail, for a cash price equal to the Accreted Value plus accrued and unpaid cash interest, if any, up to the redemption date.

       The table below shows redemption prices of the Debentures at January 29, 2006, at each following January 29 prior to maturity and at maturity on January 29, 2033, assuming that an upward interest adjustment does not occur. The prices reflect the Accreted Value calculated through each date. The redemption prices of a Debenture redeemed between these dates would include an additional increase in the Accreted Value since the immediately preceding date in the table to the actual redemption date.

	Accrued Interest
	Since the Previous
Redemption Date	Anniversary Date	Redemption Price

January 29, 2006	$—	$624.73
January 29, 2007	10.98	635.71
January 29, 2008	11.17	646.88
January 29, 2009	11.37	658.25
January 29, 2010	11.57	669.82
January 29, 2011	11.77	681.59
January 29, 2012	11.98	693.57
January 29, 2013	12.19	705.76
January 29, 2014	12.41	718.17
January 29, 2015	12.62	730.79
January 29, 2016	12.85	743.64
January 29, 2017	13.07	756.71

	Accrued Interest
	Since the Previous
Redemption Date	Anniversary Date	Redemption Price

January 29, 2018	13.30	770.01
January 29, 2019	13.53	783.54
January 29, 2020	13.77	797.31
January 29, 2021	14.02	811.33
January 29, 2022	14.26	825.59
January 29, 2023	14.51	840.10
January 29, 2024	14.76	854.86
January 29, 2025	15.03	869.89
January 29, 2026	15.29	885.18
January 29, 2027	15.56	900.74
January 29, 2028	15.83	916.57
January 29, 2029	16.11	932.68
January 29, 2030	16.39	949.07
January 29, 2031	16.68	965.75
January 29, 2032	16.98	982.73
January 29, 2033	$17.27	$1,000.00

       If we decide to redeem fewer than all of the outstanding Debentures, the Trustee will select the Debentures to be redeemed by lot, on a pro rata basis or by another method the Trustee considers appropriate.

       If the Trustee selects a portion of your Debenture for partial redemption and you convert a portion of the same Debenture, the converted portion will be deemed to be from the portion selected for redemption.

       In the event of any redemption in part, we will not be required to:

•	issue, register the transfer of or exchange any Debenture during a period beginning at the opening of business 15 days before any selection of Debentures for redemption and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of Debentures to be so redeemed, or

•	register the transfer of or exchange any Debenture so selected for redemption, in whole or in part, except the unredeemed portion of any Debenture being redeemed in part.

Conversion Rights

       Subject to the conditions described below, holders may convert their Debentures into our Common Stock at a conversion ratio of 5.2926 shares of Common Stock per $1,000 principal amount at maturity of Debentures (equivalent to an initial conversion price of $112.03 per share). The conversion ratio and the equivalent conversion price in effect at any given time are referred to in this prospectus as the “conversion rate” and the “conversion price,” respectively, and will be subject to adjustment as described below. If a Debenture has been called for redemption, holders will be entitled to convert such Debenture from the date of notice of the redemption until the close of business on the business day immediately preceding the date of redemption. A holder may convert fewer than all of such holder’s Debentures so long as the Debentures converted are an integral multiple of $1,000 principal amount.

       Holders may surrender their Debentures for conversion into our Common Stock at the applicable conversion rate prior to stated maturity under any of the following circumstances:

•	during any conversion period (as defined below) if the closing sale prices of our Common Stock for at least 20 trading days in the 30 trading day period ending on the first day of such conversion period is more than 120% of the Accreted Conversion Price per share of Common Stock on the first day of the conversion period; or

•	during the five business day period following any 10 consecutive trading-day period in which the average of the trading prices (as defined below) for a Debenture was less than 95% of the average closing sale price of our Common Stock multiplied by the applicable conversion rate; provided, however, if, on the day before the conversion date, the closing sale price of the Common Stock is greater than 100% of the Accreted Conversion Price but less than or equal to 120% of the Accreted Conversion Price, then holders converting their Debentures may receive, in lieu of Common Stock based on the applicable conversion rate, at our option, cash, Common Stock or a combination of cash and Common Stock with a value equal to the then Accreted Value of the Debentures (plus accrued and unpaid cash interest, if any) on the conversion date; or

•	if we have called such holders’ Debentures for redemption; or

•	during such period, if any, that the credit rating assigned to IGT’s long term senior debt or, if the Debentures are then rated, the rating assigned to the Debentures, by both Moody’s and Standard & Poor’s, is below a specified level, or if neither rating agency is rating our long term senior debt or, if the Debentures have been rated, neither agency is rating the Debentures; or

•	upon the occurrence and continuance of specified corporate transactions.

Conversion Upon Satisfaction of Market Price Condition

       A holder may surrender any of its Debentures for conversion into our Common Stock during any conversion period if the closing sale prices of our Common Stock on the principal national securities exchange on which the Common Stock is listed, for a period of at least 20 trading days in the period of 30 consecutive trading days ending on the first day of such conversion period, is more than 120% of the Accreted Conversion Price per share of Common Stock on the first day of the conversion period. The “Accreted Conversion Price” per share of Common Stock as of any day will equal the Accreted Value of the Debentures divided by the applicable conversion rate. A “conversion period” will be the period from and including the eleventh trading day in a fiscal quarter up to but not including the eleventh trading day of the following fiscal quarter.

       The conversion agent, which will be The Bank of New York, will, on our behalf, determine daily if the Debentures are convertible as a result of the market price of our Common Stock and notify us and the Trustee.

Conversion Upon Satisfaction of Trading Price Condition

       A holder may surrender any of its Debentures for conversion into our Common Stock during the five business day period following any 10 consecutive trading-day period in which the average of the trading prices for a Debenture was less than 95% of the average closing sale price of our Common Stock multiplied by applicable conversion rate; provided, however, if, on the day before the conversion date, the closing sale price of the Common Stock is greater than 100% of the Accreted Conversion Price but less than or equal to 120% of the Accreted Conversion Price, then holders surrendering Debentures for conversion will receive, in lieu of Common Stock based on the applicable conversion rate, at our option, cash, Common Stock or a combination of cash and Common Stock with a value equal to the then Accreted Value of the Debentures (plus accrued and unpaid cash interest, if any) on the conversion date (an “Accreted Value

Conversion”). The Common Stock will be valued at 100% of the average closing sale price for the five trading days ending on the third trading day preceding the conversion date.

       The “trading price” of the Debentures on any date of determination means the average of the secondary market bid quotations per Debenture obtained by The Bank of New York for $5,000,000 principal amount at maturity of the Debentures at approximately 3:30 p.m., New York City time, on such determination date from two independent nationally recognized securities dealers we select, provided that if at least two such bids cannot reasonably be obtained by The Bank of New York, but one such bid can reasonably be obtained by The Bank of New York, this one bid shall be used. If The Bank of New York cannot reasonably obtain at least one bid for $5,000,000 principal amount at maturity of the Debentures from a nationally recognized securities dealer or in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the Debentures, then the trading price of the Debentures will equal (a) the applicable conversion rate of the Debentures multiplied by (b) the closing price on the New York Stock Exchange of our Common Stock on such determination date.

       The Bank of New York, as Trustee, will determine the trading price after being requested to do so by us. We will have no obligation to make that request unless a holder of Debentures provides us with reasonable evidence that the trading price of the Debentures may be less than 95% of the average closing sale price of our Common Stock multiplied by the applicable conversion rate for the applicable period. If a holder provides such evidence, we will instruct the Trustee to determine the trading price of the Debentures for the applicable period.

Conversion Upon Notice of Redemption

       A holder may surrender for conversion any of the Debentures called for redemption at any time prior to the close of business one business day prior to the redemption date, even if it is not otherwise convertible at such time. If a holder has already delivered a purchase notice or a change in control purchase notice with respect to a Debenture, however, the holder may not surrender that Debenture for conversion until the holder has withdrawn the notice in accordance with the Indenture.

Conversion Upon Credit Rating Event

       A holder may surrender any of its Debentures for conversion during any period in which the long term senior debt rating of IGT, or if the Debentures are then rated, the rating assigned to the Debentures, by Moody’s is below Ba2 and by Standard & Poor’s is below BB, if the credit rating assigned to our long term senior debt or, if the Debentures have been rated, the rating assigned to the Debentures, is suspended or withdrawn by both such rating agencies or if neither such rating agency is rating our long term senior debt or, after the Debentures have been rated, the Debentures.

Conversion Upon Specified Corporate Transactions

       Even if the market price condition described above has not occurred, if we elect to:

•	distribute to all holders of our Common Stock certain rights entitling them to purchase, for a period expiring within 60 days, Common Stock at less than the current market price at the time, or

•	distribute to all holders of our Common Stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 12.5% of the closing sale price of our Common Stock on the day preceding the declaration date for such distribution, we must notify the holders of Debentures at least 20 days prior to the ex-dividend date for such distribution. Once we have given that notice, holders may surrender their Debentures for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. No adjustment to the ability of a holder to convert will be made if the holder will otherwise participate in the distribution without conversion.

       In addition, if we are party to a consolidation, merger or binding share exchange pursuant to which our Common Stock would be converted into cash, securities or other property, a holder may surrender Debentures for conversion at any time from and after the date that is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of such transaction. If we are a party to a consolidation, merger or binding share exchange pursuant to which our Common Stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a Debenture into Common Stock will be changed into a right to convert it into the kind and amount of cash, securities or other property that the holder would have received if the holder had converted its Debentures immediately prior to the transaction. If the transaction also constitutes a “Change in Control,” as defined below, the holder can require us to purchase all or a portion of its Debentures as described under “— Change in Control.”

Conversion Rate and Conversion Procedures

       The initial conversion rate is 5.2926 shares of Common Stock for each Debenture. This is equivalent to an initial conversion price of $112.03 per share of Common Stock based on the issue price of the Debentures. You will not receive any cash payment representing accrued interest (cash or accreted interest) upon conversion of a Debenture. Instead, upon conversion we will deliver to the holders a fixed number of shares of Common Stock and any cash payment to account for fractional shares. The cash payment for fractional shares will be based on the closing sale price of our Common Stock on the trading day immediately prior to the conversion date. Delivery of Common Stock will be deemed to satisfy our obligation to pay the principal amount of the Debentures, including any accrued and unpaid cash interest and all accreted interest. Accrued cash interest and accreted interest will be deemed paid in full rather than canceled, extinguished or forfeited. We will not adjust the conversion ratio to account for the accrued cash interest or accreted interest.

       If you wish to exercise your conversion right, you must deliver an irrevocable conversion notice, together, if the Debentures are in certificated form, with the certificated security (the date of such delivery of notice, the “conversion date”), to the conversion agent who will, on your behalf, convert the Debentures into Common Stock. You may obtain copies of the required form of the conversion notice from the conversion agent.

       Upon a conversion, based on our treatment of the Debentures for United States federal income tax purposes, as discussed above, a holder would be required to recognize ordinary income upon a conversion of a Debenture into our Common Stock equal to the excess, if any, between the value of the stock received on the conversion and the sum of the original purchase price of the holder’s Debenture and any accrued but unpaid interest. For a more detailed discussion, see “Certain United States Federal Income Tax Consequences.”

Conversion Rate Adjustments

       The conversion rate will be subject to adjustment upon the following events:

•	the payment of dividends and other distributions payable exclusively in our Common Stock on our Common Stock;

•	the issuance to all holders of our Common Stock of rights or warrants that allow the holders to purchase shares of our Common Stock at less (or having a conversion price per share less) than the current market price; provided that no adjustment will be made if holders of the Debentures may participate in the transaction on a basis and with notice that our board of directors determines to be fair and appropriate or in some other cases;

•	subdivisions or combinations of our Common Stock;

•	the payment of dividends and other distributions to all holders of our Common Stock consisting of our debt, securities or assets or certain rights to purchase our securities, except for those rights or warrants referred to in the second bullet point above and dividends and other distributions paid exclusively in cash, provided that no adjustment will be made if all holders of the Debentures may participate in the transactions;

•	the payment to holders of our Common Stock in respect of a tender or exchange offer, other than an odd-lot offer, by us or any of our subsidiaries for our Common Stock to the extent that the offer involves aggregate consideration that, together with (1) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for shares of our Common Stock consummated within the preceding 12 months not triggering a conversion price adjustment and (2) all-cash distributions to all or substantially all stockholders made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 12.5% of the market capitalization of our Common Stock on the expiration date of the tender offer; and

•	the distribution to all or substantially all stockholders of all-cash distributions in an aggregate amount that, together with (1) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for shares of our Common Stock consummated within the preceding 12 months not triggering a conversion price adjustment and (2) all other all-cash distributions to all or substantially all stockholders made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 12.5% of the market capitalization of our Common Stock on the business day immediately preceding the day on which we declare the distribution.

       In the event that we elect to make a distribution described in the fourth bullet point above in which we distribute shares of capital stock of a subsidiary of ours, the conversion rate will be adjusted, if at all, based on the market value of the subsidiary stock so distributed relative to the market value of our Common Stock, in each case over a measurement period following the distribution.

       If we were to adopt a stockholders rights plan under which we issue rights providing that each share of our Common Stock issued upon conversion of the Debentures at any time prior to the distribution of separate certificates representing the rights will be entitled to receive the right, there will not be any adjustment to the conversion rate as a result of:

•	the issuance of rights;

•	the distribution of separate certificates representing rights;

•	the exercise or redemption of rights in accordance with any rights agreement; or

•	the termination or invalidation of rights.

       The applicable conversion price will not be adjusted upon certain events, including but not limited to:

•	upon the issuance of any Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of IGT and the investment of additional optional amounts in shares of our Common Stock under any plan;

•	upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of IGT; or

•	upon the issuance of any shares of Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the date the Debentures were first issued.

       We may increase the conversion rate as permitted by law for at least 20 days, so long as the increase is irrevocable during the period. No adjustment in the applicable conversion price will be required unless the adjustment would require an increase or decrease of at least 1% of the applicable conversion price. If the adjustment is not made because the adjustment does not change the applicable conversion price by more than 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment. Except as specifically described above, the applicable conversion price will not be subject to adjustment in the case of the issuance of any Common Stock, or securities convertible into or exchangeable for Common Stock.

       If a holder submits its Debenture for conversion after we have elected to exercise our option to pay cash interest instead of accruing interest following a Tax Event or if we are required to make a cash interest payment pursuant to an upward interest adjustment, between a record date and the opening of business on the next interest payment date (except for Debentures or portions of Debentures called for redemption on a redemption date occurring during the period from the close of business on a record date and ending on the opening of business on the first business day after the next interest payment date, or if the next interest payment date is not a business day, the second business day after the interest payment date), such holder must pay funds equal to the interest payable on the converted principal amount.

Repurchase Rights

       Holders have the right to require us to repurchase the Debentures on January 29, 2006, January 29, 2008, January 29, 2013, January 29, 2018, January 29, 2023 and January 29, 2028, each of which we refer to as a “repurchase date.” We will be required to repurchase any outstanding Debentures for which you deliver a written repurchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the relevant repurchase date until the close of business on the last day prior to the repurchase date. If the repurchase notice is given and withdrawn during the period, we will not be obligated to repurchase the related Debentures. Our repurchase obligation will be subject to some additional conditions. Also, our ability to satisfy our repurchase obligations may be affected by the factors described in “Risk Factors” under the caption “We may not have the funds necessary to purchase the Debentures at the option of the holders or upon a change of control.”

       The repurchase price payable will be equal to the Accreted Value plus accrued and unpaid cash interest, if any, on such repurchase date. The repurchase prices of a Debenture as of each of the repurchase dates will be:

      • $624.73 per Debenture on January 29, 2006

      • $646.88 per Debenture on January 29, 2008

      • $705.76 per Debenture on January 29, 2013

      • $770.01 per Debenture on January 29, 2018

      • $840.10 per Debenture on January 29, 2023

      • $916.57 per Debenture on January 29, 2028

       If we have previously exercised our option to pay cash interest instead of accruing interest on the Debentures following a Tax Event, the repurchase price will equal the restated principal amount, which is the Accreted Value as of the date of such election to pay cash interest, plus the accrued and unpaid interest that accrued from that date through the repurchase date.

       The repurchase price for repurchases on January 29, 2006 will be paid in cash. On the other repurchase dates, we may choose to pay the repurchase price in cash or Common Stock or any combination of cash and Common Stock. For a discussion of the tax treatment of a holder receiving cash, Common Stock or any combination thereof, see “Certain United States Federal Income Tax Consequences.”

       On each repurchase date other than January 29, 2006, if we choose to pay the repurchase price in whole or in part in Common Stock or a combination of cash and Common Stock, we will be required to give notice on a date not less than 20 business days prior to each repurchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law (i.e., if no notice is given, we will pay the repurchase price with cash), stating, among other things:

•	whether we will pay the repurchase price of the Debentures in cash, in Common Stock, or any combination thereof, specifying the percentages of each;

•	if we elect to pay with Common Stock, a description of the method of calculating the market price of our Common Stock; and

•	the procedures that holders must follow to require us to repurchase their Debentures.

       If we pay with Common Stock, the shares of Common Stock will be valued at 100% of the market price of our Common Stock, as described below.

       Simultaneously with such notice of repurchase, we will disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News containing this information or publish the information on our web site or through such other public medium as we may use at that time.

       A holder’s notice electing to require us to repurchase such holder’s Debentures must state:

•	if certificated Debentures have been issued, the Debentures certificate numbers, or if not certificated, your notice must comply with appropriate DTC procedures;

•	the portion of the principal amount of Debentures to be repurchased, in multiples of $1,000;

•	that the Debentures are to be repurchased by us pursuant to the applicable provisions of the Debentures; and

•	in the event we elect, pursuant to the notice that we are required to give, to pay the repurchase price in Common Stock, in whole or in part, but the repurchase price is ultimately to be paid to the holder entirely in cash because any of the conditions to payment of the repurchase price or portion of the repurchase price in Common Stock is not satisfied prior to the close of business on the last day prior to the repurchase date, as described below, whether the holder elects:

(1) to withdraw the repurchase notice as to some or all of the Debentures to which it relates, or

(2) to receive cash in respect of the entire repurchase price for all Debentures or portions of Debentures subject to the repurchase notice.

       If the holder fails to indicate the holder’s choice with respect to the election described in the final bullet point above, the holder will be deemed to have elected to receive cash in respect of the entire repurchase price for all Debentures subject to the repurchase notice in these circumstances. For a discussion of the tax treatment of a holder receiving cash instead of shares of our Common Stock, see “Certain United States Federal Income Tax Consequences.”

       You may withdraw any repurchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the last day prior to the repurchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn Debentures;

•	if certificated Debentures have been issued, the certificate numbers of the withdrawn Debentures, or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the repurchase notice.

       If we elect to pay the repurchase price, in whole or in part, in Common Stock, the number of shares of Common Stock to be delivered by us will be equal to the portion of the repurchase price to be paid in Common Stock divided by the market price of one share of our Common Stock. We will pay cash based on the market price for all fractional shares.

       The “market price” means the average of the closing sale prices of our Common Stock for the five trading day period ending on the third business day prior to the applicable repurchase date (if the third business day prior to the applicable repurchase date is a trading day, or if not, then on the last trading day prior to the third business day), appropriately adjusted to take into account the occurrence, during the period commencing on the first of the trading days during the five trading day period and ending on the repurchase date, of some events that would result in an adjustment of the conversion rate with respect to our Common Stock.

       Because the market price of our Common Stock is determined prior to the applicable repurchase date, holders of Debentures bear the market risk with respect to the value of our Common Stock to be received from the date the market price is determined to the repurchase date. We may pay the repurchase price or any portion of the repurchase price in Common Stock only if the information necessary to calculate the market price is published in a daily newspaper of national circulation.

       Upon determination of the actual number of shares of Common Stock to be paid upon redemption of the Debentures, we will disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News containing this information or publish the information on our web site or through such other public medium as we may use at that time.

       A holder must either effect book-entry transfer or deliver the Debentures, together with necessary endorsements, to the office of the paying agent after delivery of the repurchase notice to receive payment of the repurchase price. A holder will receive payment on the repurchase date or the time of book-entry transfer or the delivery of the Debentures. If the paying agent holds money or securities sufficient to pay the repurchase price of the Debentures on the business day following the repurchase date, then:

•	the Debentures will cease to be outstanding;

•	interest, including any interest payable in cash pursuant to an upward interest adjustment or our election to pay cash interest following a Tax Event will cease to accrue; and

•	all other rights of the holder will terminate.

       This will be the case whether or not book-entry transfer of the Debentures is made or whether or not the Debentures are delivered to the paying agent.

       We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act which may be applicable at the time. We will file Schedule TO or any other schedule required in connection with any offer by us to repurchase the Debentures at your option.

Change in Control

       If a Change in Control as defined below occurs, a holder of Debentures will have the right, at its option, to require us to repurchase all of its Debentures not previously called for redemption, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay is equal to the Accreted Value plus accrued and unpaid cash interest, if any, on the repurchase date.

       Instead of paying the repurchase price in cash, we may pay the repurchase price in our Common Stock or, in the case of a merger in which we are not the surviving corporation, common stock, ordinary shares, American Depositary Shares or analogous securities of the surviving corporation or its direct or indirect parent corporation, cash or a combination of the applicable securities and cash, at our option. The number of shares of Common Stock or securities a holder will receive will equal the repurchase price divided by 95% of the market price of our Common Stock or the applicable security. However, we may not pay the repurchase price in Common Stock, or the applicable securities or a combination of the Common Stock and applicable securities and cash, unless we satisfy certain conditions prior to the repurchase date as provided in the Indenture, including:

•	registration of the shares of Common Stock or securities to be issued upon repurchase under the Securities Act and the Exchange Act, if required;

•	qualification of the shares of Common Stock or securities to be issued upon repurchase under applicable state securities laws, if necessary, or the availability of an exemption therefrom; and

•	listing of the shares of Common Stock or securities to be issued upon repurchase on a United States national securities exchange or quotation thereof in an inter-dealer quotation system of any registered United States national securities association.

       Within 30 days after the occurrence of a Change in Control, we are obligated to give to the holders of the Debentures notice of the Change in Control and of the repurchase right arising as a result of the Change in Control and whether the purchase price will be paid in cash, Common Stock or other securities, or a combination of cash and Common Stock or other securities. We must also deliver a copy of this notice to the Trustee. To exercise the repurchase right, a holder of the Debentures must deliver on or before the 30th day after the date of our notice irrevocable written notice to the Trustee of the holder’s exercise of its repurchase right, together with the Debentures with respect to which the right is being exercised. We are required to repurchase the Debentures on the date that is 45 days after the date of our notice.

       A “Change in Control” will be deemed to have occurred at the time after the Debentures are originally issued that any of the following occurs:

(1) any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans and other than any transaction contemplated by the second bullet point of clause (2) below; or

(2) we merge or consolidate with or into any other person (other than a subsidiary), any merger of another person into us, or we convey, sell, transfer or lease all or substantially all of our assets to another person, other than any transaction:

•	that does not result in a reclassification, conversion, exchange or cancellation of outstanding Common Stock, or

•	pursuant to which the holders of our Common Stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after the transaction, or

•	which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our Common Stock solely into shares of common stock of the surviving entity.

       However, a Change in Control will not be deemed to have occurred if either:

       (A) the closing sale price per share of Common Stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the Change in Control or the public announcement of the Change in Control, in the case of a Change in Control relating to an acquisition of capital stock, or the period of 10 consecutive trading days ending immediately before the Change in Control, in the case of Change in Control relating to a merger, consolidation or asset sale, equals or exceeds 105% of the conversion price of the Debentures in effect on each of those trading days; or

       (B) all of the consideration (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in a merger or consolidation otherwise constituting a Change in Control under clause (1) and/or clause (2) above consists of shares of common stock traded on a national securities exchange or quoted on the Nasdaq National Market (or will be so traded or quoted immediately following the merger or consolidation) and as a result of the merger or consolidation the Debentures become convertible into such shares of common stock.

       For purposes of these provisions:

•	the conversion price is equal to $1,000 divided by the conversion rate;

•	whether a person is a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act; and

•	“person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

       Rule 13e-4 under the Exchange Act requires the dissemination of prescribed information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to the holders of Debentures. We will comply with this rule to the extent it applies at that time.

       The definition of Change in Control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our and our subsidiaries’ assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of Debentures to require us to repurchase its Debentures as a result of the conveyance, transfer, sale, lease or other disposition of less than all of IGT’s and its subsidiaries’ assets may be uncertain.

       The foregoing provisions would not necessarily provide the holders of Debentures with protection if we are involved in a highly leveraged or other transaction that may adversely affect the holders.

       If a Change in Control were to occur, we may not have sufficient funds to pay the Change in Control repurchase price. See “Risk Factors” under the caption “We may not have the funds necessary to purchase the Debentures at the option of the holders or upon a change of control.” In particular, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting its holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specified dates. If we fail to repurchase the Debentures when required following a Change in Control, we will be in default under the Indenture.

Merger and Sales of Assets by IGT

       We may not (1) consolidate with or merge into any other person or sell, convey, lease or transfer our properties and assets substantially as an entirety to any other person in any one transaction or series of related transactions, or (2) permit any person to consolidate with or merge into us, unless:

•	if we are not the surviving person, the surviving person formed by such consolidation or into which we are merged or the person to which our properties and assets are so transferred shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall execute and deliver to the Trustee a supplemental indenture expressly assuming the payment when due of the principal of and interest on the Debentures and the performance of each of our other covenants under the Indenture,

•	each subsidiary guarantor, if any, shall execute and deliver to the Trustee a supplemental indenture confirming the obligation of such subsidiary guarantor to pay the principal of and interest on the Debentures pursuant to such subsidiary guarantor’s subsidiary guarantee, and

•	in either case, immediately after giving effect to such transaction, no default or event of default shall have occurred and be continuing.

Mandatory Disposition Pursuant to Gaming Laws

       Each holder, by accepting Debentures, shall be deemed to have agreed that if the gaming authority of any jurisdiction in which we or any of our subsidiaries does business requires that a person who is a holder or the beneficial owner of Debentures be licensed, qualified or found suitable under applicable gaming laws, such holder or beneficial owner, as the case may be, shall apply for a license, qualification or a finding of suitability within the required time period. If such person fails to apply or become licensed or qualified or is found unsuitable, we shall have the right, at our option:

•	to require such person to dispose of its Debentures or beneficial interest therein within 30 days of receipt of notice of our election or such earlier date as may be requested or prescribed by such gaming authority, or

•	to redeem such Debentures at a redemption price equal to:

(1) the lesser of

(a) such person’s cost; and

(b) the Accreted Value, plus accrued and unpaid cash interest, if any, to the earlier of the redemption date or the date of the finding of unsuitability, which may be less than 30 days following the notice of redemption if so required or prescribed by the applicable gaming authority; or

(2) such other amount as may be required by applicable law or by order of any applicable gaming authority.

       We shall notify the Trustee in writing of any such redemption as soon as practicable. We shall not be responsible for any costs or expenses any such holder may incur in connection with its application for a license, qualification or a finding of suitability.

       In addition, if any Debentures are held in trust by an agent or by a nominee, the record holder of any Debentures may be required to disclose the identity of the beneficial owner of any Debentures to gaming authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. We are also required to render maximum assistance in determining the identity of the beneficial owner.

Events of Default

       The following are events of default with respect to the Debentures:

•	default for 30 days in payment of any cash interest installment due and payable on the Debentures (after any upward interest adjustment or any election by us to pay cash interest following a Tax Event);

•	default in payment of principal of the Debentures and accrued cash interest (after an upward interest adjustment or following our election to pay cash interest after a Tax Event) at maturity, upon redemption, repurchase or following a Change in Control, when the same becomes due and payable;

•	default by us or any of our Significant Subsidiaries under any instrument or instruments evidencing indebtedness (other than the Debentures) having an outstanding principal amount of $50,000,000 (or its equivalent in any other currency or currencies) or more that has caused the holders thereof to declare such indebtedness to be due and payable prior to its stated maturity unless such declaration has been rescinded within 30 days;

•	default in the payment of any of our or any of our Significant Subsidiaries’ indebtedness for money borrowed in an aggregate principal amount exceeding $50,000,000 (or its equivalent in any other currency or currencies) when such indebtedness becomes due and payable at final maturity if such default shall continue more than 30 business days after the expiration of any grace period or extension of the time for payment applicable thereto;

•	default in our performance of any other covenants or agreements in respect of the Debentures contained in the Indenture or the Debentures for 60 days after written notice to us by the Trustee or to us and the Trustee by the holders of at least 25% in aggregate principal amount of the Debentures then outstanding;

•	certain events of bankruptcy, insolvency and reorganization of us or our Significant Subsidiaries; and

•	a subsidiary guarantee of the Debentures ceases to be in full force and effect (other than in accordance with the terms of the Indenture and such subsidiary guarantee) or a subsidiary guarantor denies or disaffirms its obligations under its subsidiary guarantee.

       The Indenture requires that we file annually with the Trustee a certificate describing any default by us in the performance of any conditions or covenants that has occurred under the Indenture and its status. We must give the Trustee written notice within 30 days of any default under the Indenture that could mature into an event of default described in the fourth or fifth clause above.

       The Indenture provides that if an event of default occurs and is continuing with respect to the Debentures, either the Trustee or the registered holders of at least 25% in aggregate principal amount of the Debentures may declare the Accreted Value plus accrued and unpaid cash interest, if any, on the Debentures to be due and payable immediately. If an event of default relating to some events of bankruptcy, insolvency or reorganization occurs, the Accreted Value plus accrued and unpaid cash interest, if any on the Debentures will become immediately due and payable without any action on the part of the Trustee or any holder. At any time after a declaration of acceleration, but before a judgment or decree for payment of money has been obtained, if all events of default with respect to the Debentures have been cured (other than the nonpayment of principal of the Debentures which has become due solely by reason of the declaration of acceleration), then the declaration of acceleration shall be automatically annulled and rescinded.

       A holder of Debentures may pursue any remedy under the Indenture only if:

•	the holder gives the Trustee written notice of a continuing event of default for the Debentures;

•	the holders of at least 25% in principal amount of the outstanding Debentures make a written request to the Trustee to pursue the remedy;

•	the holder offers to the Trustee indemnity reasonably satisfactory to the Trustee;

•	the Trustee fails to act for a period of 60 days after receipt of notice and offer of indemnity; and

•	during that 60-day period, the holders of a majority in principal amount of the Debentures do not give the Trustee a direction inconsistent with the request.

       This provision does not, however, affect the right of a holder of Debentures to sue for enforcement of payment of the principal of or interest, on the holder’s Debenture on or after the respective due dates expressed in its Debentures or the holder’s right to convert its Debentures in accordance with the Indenture.

       The Trustee is entitled under the Indenture, subject to the duty of the Trustee during a default to act with the required standard of care, to be indemnified before proceeding to exercise any right or power under the Indenture at the direction of the registered holders of the Debentures or which requires the Trustee to expend or risk its own funds or otherwise incur any financial liability. The Indenture provides that the registered holders of a majority in principal amount of the outstanding Debentures may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debentures. The Trustee, however, may refuse to follow any such direction that conflicts with law or the Indenture, is unduly prejudicial to the rights of other registered holders of the Debentures, or would involve the Trustee in personal liability.

       The Indenture provides that while the Trustee generally must mail notice of a default or event of default to the registered holders of the Debentures within 90 days of occurrence, the Trustee may withhold notice of any default or event of default (except in payment on the debt securities) if the Trustee in good faith determines that the withholding of such notice is in the interest of the registered holders of that series of debt securities.

Modification and Waiver

       We may amend or supplement the Indenture if the holders of a majority in principal amount of the Debentures consent to it. Without the consent of the holder of each Debenture, however, no modification may:

•	reduce the amount of Debentures whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of accrual of interest or change the time for payment of interest on the Debentures;

•	reduce the calculation of the value of our Common Stock to which reference is made in determining whether an upward interest adjustment will be made on the Debentures, or change the method by which this value is calculated;

•	reduce the issue price, the principal amount of the Debentures or change its final stated maturity;

•	reduce the redemption or repurchase price of the Debentures or change the time at which the Debentures may or must be redeemed or repurchased;

•	make payments on the Debentures payable in currency other than as originally stated in the Debentures;

•	impair the holder’s right to institute suit for the enforcement of any payment on the Debentures;

•	make any change in the percentage of principal amount of Debentures necessary to waive compliance with some provisions of the Indenture or to make any change in this provision for modification;

•	waive a continuing default or event of default regarding any payment on the Debentures; or

•	adversely affect the conversion or repurchase provisions of the Debentures.

       We may amend or supplement the Indenture or waive any provision of it without the consent of any holders of Debentures in some circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to provide for the assumption of our obligations under the Indenture by a successor upon any merger, consolidation or asset transfer permitted under the Indenture;

•	to provide for uncertificated Debentures in addition to or in place of certificated Debentures or to provide for bearer Debentures;

•	to provide any security for or guarantees of the Debentures or to release subsidiary guarantors from subsidiary guarantees of the Debentures as provided in the Indenture;

•	to comply with any requirement to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939;

•	to add covenants that would benefit the holders of Debentures or to surrender any rights we have under the Indenture;

•	to add events of default with respect to the Debentures;

•	to add circumstances under which we will pay additional cash interest on the Debentures; or

•	to make any change that does not adversely affect any outstanding Debentures in any material respect.

       The holders of a majority in principal amount of the outstanding Debentures generally may waive any existing or past default or event of default. Those holders may not, however, waive any default or event of default in any payment on any Debenture or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

Calculations in Respect of Debentures

       We will be responsible for making all calculations called for under the Debentures, except for such calculations made by the Reset Rate Agent. These calculations include, but are not limited to, determinations of the market prices of the Debentures and of our Common Stock, any accrued interest payable on the Debentures, the Accreted Value of the Debentures, and the Accreted Conversion Price of the Debentures. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of Debentures. We will provide a schedule of our calculations to the Trustee, and the Trustee is entitled to rely upon the accuracy of our calculations without independent verification. The Trustee will forward our calculations to any holder of Debentures upon the request of that holder.

Governing Law

       The Indenture and the Debentures are governed by, and are to be construed in accordance with, the laws of the State of New York.

Trustee

       The Bank of New York is the Trustee, registrar and paying agent.

       If an event of default occurs and is continuing, the Trustee is required to use the degree of care and skill of a prudent man in the conduct of his own affairs. The Trustee will become obligated to exercise any of its powers under the Indenture at the request of any of the holders of any Debentures only after those holders have offered the Trustee indemnity reasonably satisfactory to it.

       If the Trustee becomes one of our creditors, it will be subject to limitations in the Indenture on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The Trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.

Form, Exchange, Registration and Transfer

       We issued the Debentures in registered form, without interest coupons. We will not charge a service charge for any registration of transfer or exchange of the Debentures. We may, however, require the payment of any tax or other governmental charge payable for that registration.

       Debentures are exchangeable for other Debentures, for the same Accreted Value and for the same terms but in different authorized denominations in accordance with the Indenture. Holders may present Debentures for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

       We have appointed the Trustee as security registrar for the Debentures. We may at any time rescind that designation or approve a change in the location through which any registrar acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional registrars for the Debentures.

       In the case of any redemption, the security registrar will not be required to register the transfer or exchange of any Debentures either:

•	during a period beginning 15 business days prior to the mailing of the relevant notice of redemption and ending on the close of business on the day of mailing of the notice, or

•	if the Debentures have been called for redemption in whole or in part, except the unredeemed portion of any Debentures being redeemed in part.

Payment and Paying Agents

       Payments on the Debentures will be made in U.S. dollars at the office of the Trustee. At our option, however, we may make payments by check mailed to the holder’s registered address or, with respect to global Debentures, by wire transfer. We will make any required interest payments to the person in whose name each Debenture is registered at the close of business on the record date for the interest payment.

       The Trustee will be designated as our paying agent for payments on the Debentures. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

       Subject to the requirements of any applicable abandoned property laws, the Trustee and paying agent shall pay to us upon written request any money held by them for payments on the Debentures that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the Trustee or paying agent with respect to that money will cease.

Notices

       Except as otherwise described herein, notice to registered holders of the Debentures will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

Replacement of Debentures

       We will replace any Debentures that become mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the Trustee of the mutilated Debentures or evidence of the loss, theft or destruction satisfactory to us and the Trustee. In the case of a lost, stolen or destroyed Debentures, indemnity satisfactory to the Trustee and us may be required at the expense of the holder of the Debentures before a replacement note will be issued.

Book-Entry System

       The Debentures are represented by one or more global securities (each a “Global Security”). Debentures resold under the registration statement of which this prospectus forms a part will also be represented by one or more Global Securities. Each Global Security has been or will be deposited with the Trustee as custodian for DTC and registered in the name of DTC or its nominee. Except under circumstances described below, the Debentures will not be issued in definitive form.

       Ownership of beneficial interests in a Global Security is limited to persons that have accounts with DTC or its nominee (“participants”) or persons that may hold interests through participants. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of persons other than participants). The laws of some states require that some purchasers of securities take physical delivery of the securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

       So long as DTC or its nominee is the registered owner of a Global Security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Debentures represented by that Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have the Debentures represented by that Global Security registered in their names, will not receive or be entitled to receive physical delivery of the Debentures in definitive form, and will not be considered the owners or holders thereof under the Indenture. Principal and interest payments, if any, on the Debentures registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the relevant Global Security. Neither IGT, the Trustee, any paying agent or the registrar for the Debentures will have any responsibility or liability for any aspect of the records relating to nor payments made on account of beneficial interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

       We expect that DTC or its nominee, upon receipt of any payment of principal or interest, if any, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant Global Security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a Global Security held through these participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of the participants.

       If DTC is at any time unwilling or unable to continue as a depositary and a successor depositary is not appointed by us within 90 days, we will issue the Debentures in definitive form in exchange for the entire Global Security for the Debentures. In addition, we may at any time and in our sole discretion determine not to have the Debentures represented by a Global Security and, in such event, will issue the Debentures in definitive form in exchange for the entire Global Security relating to the Debentures. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of the Debentures represented by the Global Security equal in principal amount to the beneficial interest and to have the Debentures registered in its name. Debentures so issued in definitive form will be issued as registered Debentures in denominations of $1,000 and integral multiples thereof, unless otherwise specified by us.

DESCRIPTION OF IGT COMMON STOCK

       The following description of our Common Stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the more complete descriptions set forth in our articles of incorporation and our bylaws, each as amended to date.

       We are authorized to issue 320,000,000 shares of Common Stock, par value $.000625 per share. All issued and outstanding shares of Common Stock are fully paid and non-assessable. Each stockholder is entitled to one vote for each share held. The shares of Common Stock do not have cumulative voting rights in connection with the election of directors. Therefore, the holders of more than 50% of the shares voting for the election of directors can elect all of the directors if they choose to do so. Holders of the Common Stock share pro rata in any distribution to stockholders upon liquidation. They have no preemptive rights to subscribe for any Common Stock or other securities of ours, nor do they have any redemption or conversion rights. Holders of the Common Stock have equal rights to receive dividends if and when declared by our board of directors out of funds legally available therefor. We declared no dividends in fiscal 2000, 2001 or 2002.

       No preferred stock is authorized or outstanding, and we do not have a shareholder rights plan.

Nevada Statutory Restrictions on Business Combinations and Corporate Control

       The Nevada Combinations With Interested Stockholders Act (the “Business Combinations Act”) and the Nevada Acquisition of Controlling Interest Act (the “Control Shares Act”) may have the effect of delaying or making it more difficult to effect a change in control of IGT.

Control Shares Act

       Under the Control Shares Act, Sections 78.378 to 78.3793 of the Nevada Revised Statutes, an “acquiring person” who acquires a “controlling interest” in an “issuing corporation” may not exercise voting rights on any “control shares” unless such voting rights are conferred by a majority vote of the disinterested shareholders of the issuing corporation at a special meeting of such shareholders held upon the request and at the expense of the acquiring person. In the event that the control shares are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all the voting power, any shareholder, other than the acquiring person, who does not vote in favor of authorizing voting rights for the control shares is entitled to demand payment for the fair value of his or her shares, and the corporation must comply with the demand. For purposes of the Control Shares Act, an “acquiring person” means (subject to certain exceptions) any person who, individually or in association with others, acquires or offers to acquire, directly or indirectly, a controlling interest in an issuing corporation. “Controlling interest” means the ownership of outstanding voting shares of an issuing corporation sufficient to enable the acquiring person, individually or in association with others, directly or indirectly, to exercise (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, (iii) a majority or more of the voting power of the issuing corporation in the election of directors, and voting rights must be conferred by a majority of the disinterested shareholders as each threshold is reached and/or exceeded. “Control Shares” means those outstanding voting shares of an issuing corporation which an acquiring person acquires or offers to acquire in an acquisition or within 90 days immediately preceding the date when the acquiring person became an acquiring person. “Issuing corporation” means a corporation which is organized in Nevada, has 200 or more shareholders, at least 100 of whom are shareholders of record and residents of Nevada, and does business in Nevada directly or through an affiliated corporation. We would likely be considered an “Issuing Corporation.” The Control Shares Act does not apply if the articles of incorporation or by-laws of the Issuing Corporation in effect on the 10th day following the acquisition of a controlling interest by an acquiring person provide that the Control Shares Act does not apply. Neither our articles nor our bylaws exempt us from the restrictions imposed by the Control Shares Act.

Business Combinations Act

       The Business Combinations Act, Sections 78.411 to 78.444 of the Nevada Revised Statutes, restrict the ability of a Nevada “resident domestic corporation” having at least 200 stockholders of record to engage in any “combination” with an “interested stockholder” for three years after the interested stockholder’s date of acquiring the shares that cause the stockholder to become an interested stockholder, unless the combination or the purchase of shares by the interested stockholder is approved by the board of directors before that date. If the combination was not previously approved, the interested stockholder may undertake a combination after the three-year period only if such stockholder receives approval from a majority of the disinterested shares or the offer meets certain fair price criteria.

       A “resident domestic corporation” means a Nevada public corporation that has 200 or more shareholders. “Interested stockholder” means any person, other than the resident domestic corporation or its subsidiaries, who is (a) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation or (b) an affiliate or associate of the resident domestic corporation and at any time within three years immediately before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the resident domestic corporation. A “combination” is broadly defined and includes, for example, any merger or consolidation of a corporation or any of its subsidiaries with (i) an interested stockholder or (ii) any other corporation that after the merger or consolidation would be an affiliate or associate of the interested stockholder; or any sale, lease, exchange, pledge, transfer or other disposition of assets of the corporation, in one transaction or a series of transactions, to or with an interested stockholder having: (x) an aggregate market value equal to 5% or more of the aggregate market value of the assets of a corporation, (y) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of a corporation, or (z) representing 10% or more of the earning power or net income of a corporation.

       The Business Combinations Act does not apply to corporations that so elect in an article amendment approved by a majority of the disinterested shares. Such an article amendment, however, would not become effective for 18 months after its passage and would apply only to stock acquisitions occurring after its effective date. Our articles do not exempt us from the restrictions imposed by the business combination provisions.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

       This discussion describes certain material U.S. federal income tax consequences of owning the Debentures and, to the extent described below, our Common Stock received upon an exchange, conversion or redemption of the Debentures. It applies to you only if you acquire your Debenture and you hold your Debenture as a capital asset for U.S. federal income tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person treated as a partnership for U.S. federal income tax purposes,

•	a person that owns Debentures that are a hedge or that are hedged against interest rate risks,

•	a person that owns Debentures as part of a straddle or conversion transaction for U.S. federal income tax purposes, or

•	a person whose functional currency for U.S. federal income tax purposes is not the U.S. dollar.

       The summary below does not address all of the tax consequences that may be relevant to you. In particular, it does not address:

•	the U.S. federal estate, gift or alternative minimum tax consequences of the purchase, ownership or disposition of the Debentures,

•	state, local or foreign tax consequences of the purchase, ownership or disposition of the Debentures, or

•	federal (except in respect of a Non-U.S. Holder (defined below)), state, local or foreign tax consequences of owning or disposing of our Common Stock.

       Accordingly, you should consult your own tax advisor regarding the tax consequences of purchasing, owning and disposing of the Debentures and/or Common Stock in light of your own circumstances.

       If a partnership holds the Debentures, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding the Debentures, you should consult your tax advisors.

       This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

       No statutory, administrative or judicial authority directly addresses the treatment of the Debentures for U.S. federal income tax purposes. No rulings have been sought or are expected to be sought from the Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax consequences discussed below, and no assurance can be given that the IRS will not take contrary positions. As a result, no assurance can be given that the IRS will agree with the tax characterizations and the tax consequences described below.

Classification of the Debentures

       Pursuant to the terms of the Indenture, each holder of the Debentures agrees, for U.S. federal income tax purposes, to treat the Debentures as indebtedness that is subject to the regulations governing contingent payment debt instruments. The remainder of this discussion assumes that the Debentures will be so treated. However, because the tax characterization of the Debentures is uncertain, no assurance can be given that the IRS will not assert that the Debentures should be treated differently. Such treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the Debentures.

U.S. Holders

       This discussion applies to U.S. holders. You are a U.S. holder if you are a beneficial owner of a Debenture and you are:

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to U.S. federal income tax regardless of its source, or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

       A beneficial owner of a Debenture that is a non-U.S. Holder (as defined in “— Non-U.S. Holders” below) should see “— Non-U.S. Holders” below.

Accrual of Interest With Respect to the Debentures

       Under the rules governing contingent payment debt obligations, you will be required to accrue interest income on the Debentures, in the amounts described below, regardless of whether you use the cash or accrual method of tax accounting. Accordingly, you will be required to include interest in taxable income in excess of the accruals on the Debentures for non-tax purposes and any cash interest payments actually received in that year.

       You must accrue an amount of ordinary income, as original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of a Debenture that equals:

•	the product of (i) the adjusted issue price (as defined below) of the Debenture as of the beginning of the accrual period; and (ii) the comparable yield to maturity (as defined below) of the Debenture, adjusted for the length of the accrual period;

•	divided by the number of days in the accrual period; and

•	multiplied by the number of days during the accrual period that you held the Debenture.

       The issue price of a Debenture is the first price at which a substantial amount of the Debentures is sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a Debenture is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below and decreased by the projected amounts of any payments previously made with respect to the Debenture.

       The term “comparable yield” means the annual yield that an issuer of a contingent payment debt obligation would pay, as of the initial issue date, on a fixed rate nonconvertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the Debentures. We have determined the comparable yield to be 7.75%, compounded semi-annually.

       We are required to provide to you, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments on the Debentures. This schedule must produce the comparable yield. The projected payment schedule includes estimates for payments of contingent interest and an estimate for a payment at maturity taking into account the conversion feature. You may obtain the projected payment schedule by submitting a written request for such information to the address set forth in “Incorporation of Documents by Reference.” Pursuant to the terms of the Indenture, we and each holder agree to be bound by our determination of the comparable yield and projected payment schedule.

       THE COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE ARE NOT DETERMINED FOR ANY PURPOSE OTHER THAN FOR THE DETERMINATION OF YOUR INTEREST ACCRUALS AND ADJUSTMENTS THEREOF IN RESPECT OF THE DEBENTURES FOR U.S. FEDERAL INCOME TAX PURPOSES. THEY DO NOT CONSTITUTE A PROJECTION OR REPRESENTATION REGARDING THE ACTUAL AMOUNTS PAYABLE TO HOLDERS OF THE DEBENTURES.

Adjustments to Interest Accruals on the Debentures

       If you receive actual payments with respect to a Debenture in a taxable year that in the aggregate exceed the total amount of the projected payments for that taxable year, you would incur a “net positive adjustment” equal to the amount of such excess. You would treat the “net positive adjustment” as additional interest income for the taxable year. For this purpose, the payments in a taxable year include the fair market value of property received in that year.

       If you receive actual payments with respect to a Debenture in a taxable year that in the aggregate were less than the amount of the projected payments for that taxable year, you would incur a “net negative adjustment” equal to the amount of such deficit. This adjustment will (a) reduce your interest income on the Debenture for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of your interest income on the Debenture during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. Any negative adjustment in excess of the amount described in (a) and (b) will be carried forward, as a negative adjustment to offset future interest income in respect of the Debenture or to reduce the amount realized on a taxable sale, exchange, conversion or redemption of the Debenture.

Sale, Exchange, Conversion or Redemption of the Debentures

       Generally, the sale, exchange or conversion of a Debenture, or the redemption of a Debenture for cash, will result in taxable gain or loss to you. As described above, our calculation of the comparable yield and the projected payment schedule for the Debentures includes the receipt of stock upon conversion as a contingent payment with respect to the Debentures. Accordingly, we intend to treat the receipt of our Common Stock by you upon the conversion of a Debenture, or upon the redemption of a Debenture where we elect to pay in Common Stock, as a contingent payment. Under this treatment, a conversion or redemption will also result in taxable gain or loss to you. As described above, you are bound by our determination of the comparable yield and projected payment schedule.

       The amount of gain or loss on a taxable sale, exchange, conversion or redemption will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by you, including the fair market value of any Common Stock received, and (b) your adjusted tax basis in the Debenture. Your adjusted tax basis in a Debenture will generally be equal to your original purchase price for the Debenture, increased by any interest income previously accrued by you (determined without regard to any adjustments to interest accruals described above), and decreased by the amount of any projected payments that have been previously scheduled to be made on the Debenture (without regard to the actual amount paid). Gain recognized upon a sale, exchange, conversion or redemption of a Debenture will generally be treated a ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income, and thereafter, capital loss (which will be long-term if the Debenture is held for more than one year). The deductibility of net capital losses is subject to limitations.

       Your tax basis in our Common Stock received upon a conversion of a Debenture or upon the exercise of your right to require us to repurchase your Debenture that we elect to pay in Common Stock will equal the then current fair market value of such Common Stock. Your holding period for the Common Stock received will commence on the day immediately following the date of exchange or redemption.

Constructive Dividends

       If at any time we make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for U.S. federal income tax purposes and, in accordance with the anti-dilution provisions of the Debentures, the conversion ratio of the Debentures is increased, such increase may be deemed to be the payment of a taxable dividend to you.

       For example, an increase in the conversion ratio in the event of a distribution of our evidence of indebtedness or our assets or an increase in the event of an extraordinary cash dividend will generally result in deemed dividend treatment to you, but generally an increase in the event of stock dividends or the distribution of rights to subscribe for Common Stock will not.

Treatment of Non-U.S. Holders

       This discussion describes the tax consequences to a non-U.S. Holder. You are a non-U.S. Holder if you are the beneficial owner of a Debenture and are, for U.S. federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation, or

•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from a Debenture.

       The rules governing U.S. federal income taxation of Non-U.S. Holders are complex and no attempt will be made in this prospectus to provide more than a summary of those rules. Non-U.S. Holders should consult with their tax advisors to determine the effect of U.S. federal, state, local and foreign income tax laws, as well as treaties, with regard to an investment in the Debentures and shares of our Common Stock, including any reporting requirements.

Payments Made With Respect to the Debentures

       U.S. federal withholding tax will not apply to any payment to a Non-U.S. Holder of principal or interest (including amounts taken into income as interest under the accrual rules described above under “— U.S. Holders” and stock or other consideration received upon a conversion of the Debentures) on Debentures, provided that: (i) the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of our Common Stock, (ii) the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; (iii) our Common Stock is actively traded within the meaning of Section 871(h)(4)(C)(v)(I) of the Internal Revenue Code; and (iv) either (a) the beneficial owner of Debentures certifies to us or our paying agent on IRS Form W-8BEN (or successor form), under penalties or perjury, that it is not a U.S. person and provides its name, address and certain other information or (b) the beneficial owner holds its Debentures through certain foreign intermediaries or certain foreign partnerships and such holder satisfies certain certification requirements.

       If the Non-U.S. Holder cannot satisfy the requirements described above, payments of interest (including amounts taken into income under the accrual rules described above under “— U.S. Holder” and amounts attributable to our Common Stock received upon a conversion of the Debentures) will be subject to a 30% U.S. federal withholding tax, unless the Non-U.S. Holder provides us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under an applicable tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the Debentures is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States.

       If a Non-U.S. Holder of the Debentures is engaged in a trade or business in the United States, and if interest on the Debentures is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular U.S. federal income tax on interest and on any gain realized on the sale or exchange of the Debentures in the same manner as if it were a U.S. Holder. As noted in the preceding paragraph, such a Non-U.S. Holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order to claim an exemption from withholding tax.

Sale or Exchange of Debentures or Common Stock

       A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax with respect to gain upon the sale, exchange or other disposition (other than a conversion or a redemption) of the Debentures or on the sale, exchange or redemption of shares of our Common Stock, unless: (1) the income or gain is “effectively connected with the conduct by the Non-U.S. Holder of a trade or business,” (which we refer to hereafter as “U.S. trade or business income”) or, in the case of a treaty resident, attributable to a permanent establishment or a fixed base, in the United States; (2) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or (3) in the case of an amount with respect to the Debentures which is attributable to original issue discount, the Non-U.S. Holder does not meet the conditions for exemption from U.S. withholding tax described above.

       U.S. trade or business income of a Non-U.S. Holder will generally be subject to regular U.S. federal income tax in the same manner as if it were realized by a U.S. Holder. Non-U.S. Holders that realize U.S. trade or business income with respect to the Debentures or Common Stock should consult their tax advisors as to the treatment of such income or gain.

Payments on Common Stock and Constructive Dividends

       Any dividends paid to you with respect to the shares of our Common Stock (and any deemed dividends resulting from certain adjustments to the number of shares of Common Stock be issued upon conversion, see “Constructive Dividends” above) will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty (assuming in turn that you provide a properly executed IRS Form W-8BEN to claim any treaty benefits to which you are entitled). However, dividends that are “U.S. trade or business income,” as defined above in “Sale or Exchange of Debentures or Common Stock,” will be subject to regular U.S. federal income tax in the same manner as if it were realized by a U.S. Holder.

Backup Withholding Tax and Information Reporting

U.S. Holders

       Payments of interest or dividends made by us on, or the proceeds of the sale or other disposition of, the Debentures or shares of our Common Stock may be subject to information reporting and backup withholding tax if the recipient of such payment fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable information reporting or certification requirements. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit against the holder’s U.S. federal income tax, provided that the required information is furnished to the IRS.

Non-U.S. Holders

       In general, if you are a Non-U.S. Holder you will not be subject to backup withholding and information reporting with respect to payments made by us with respect to the Debentures or Common Stock if you have provided us with an IRS Form W-8BEN described above and we do not have actual knowledge or reason to know that you are a U.S. person. In addition, no backup withholding will be required regarding the proceeds of the sale of Debentures or shares of Common Stock made within the United States or conducted through certain U.S. financial intermediaries if the payor receives your IRS Form W-8BEN and does not have actual knowledge or reason to know that you are a U.S. person or you otherwise establish an exemption.

Tax Event

       The modification of the terms of the Debentures by us upon a Tax Event could possibly alter the timing of income recognition by the holders with respect to the payments of interest due after the option exercise date.

Reporting Requirements

       Recent Treasury regulations apply broadly to require taxpayers to report many transactions that generate large book-tax differences by filing a disclosure statement with the Internal Revenue Service. We intend to comply with such reporting requirements.

       YOU SHOULD CONSULT YOUR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES AND REQUIREMENTS OF AN INVESTMENT IN THE DEBENTURES AND WHETHER AN INVESTMENT IN THE DEBENTURES IS ADVISABLE IN LIGHT OF THE AGREED UPON TAX TREATMENT AND YOUR PARTICULAR TAX SITUATION.

SELLING SECURITYHOLDERS

       The Debentures were originally issued by us and sold by Goldman, Sachs & Co. in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by Goldman, Sachs & Co. to be “qualified institutional buyers” as defined by Rule 144A under the Securities Act. The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the Debentures listed below and shares of our Common Stock issued upon conversion of those Debentures. When we refer to the “selling securityholders” in this prospectus, we mean those persons listed in the table below, as well as the permitted pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders’ interests.

       The table below sets forth the name of each selling securityholder, the principal amount at maturity of Debentures, as of March   , 2003, that each selling securityholder may offer pursuant to this prospectus and the number of shares of our Common Stock into which those Debentures are convertible. Unless set forth below, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates.

       We have prepared the table below based on information given to us by the selling securityholders on or prior to March   , 2003. However, any or all of the Debentures or shares of our Common Stock listed below may be offered for sale pursuant to this prospectus by the selling securityholders from time to time. Accordingly, no estimate can be given as to the amounts of Debentures or our Common Stock that will be held by the selling securityholders upon consummation of any sales pursuant to this prospectus. In addition, the selling securityholders listed in the table below may have acquired, sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their Debentures since the date as of which the information in the table is presented.

       Information about the selling securityholders may change over time. Any changed information will be set forth in prospectus supplements to the extent we are advised of the changes. From time to time, additional information concerning ownership of the Debentures and our Common Stock may rest with certain holders thereof not named in the table below and of whom we are unaware.

	Aggregate Principal		Number of
	Amount at	Percentage	Shares of	Percentage
	Maturity of	of	Common Stock	of
	Debentures That	Debentures	That May be	Outstanding
Name	May be Sold	Outstanding	Sold(1)	Common Stock(2)

*	Less than one percent (1%).

(1)	Assumes conversion of all of the holder’s Debentures at a conversion rate of 5.2926 shares of Common Stock per $1,000 principal amount at maturity of the Debentures. This conversion rate is subject to adjustment, however, as described under “Description of Debentures — Conversion Rate Adjustments.” As a result, the number of shares of our Common Stock issuable upon conversion of the Debentures may increase or decrease in the future.

(2)	Calculated based on Rule 13d-3(d)(1) of the Exchange Act, using 85,057,564 shares of our Common Stock outstanding as of February 19, 2003. In calculating this amount for each holder, we treated as outstanding the number of shares of our Common Stock issuable upon conversion of all of that holder’s Debentures, but we did not assume conversion of any other holder’s Debentures.

PLAN OF DISTRIBUTION

       We are registering the Debentures and shares of our Common Stock covered by this prospectus to permit holders to conduct public secondary trading of these securities from time to time after the date of this prospectus. We have agreed, among other things, to bear all expenses, other than underwriting discounts and selling commissions, in connection with the registration and sale of the Debentures and the shares of our Common Stock covered by this prospectus.

       We will not receive any of the proceeds from the offering of Debentures or the shares of our Common Stock by the selling securityholders. We have been advised by the selling securityholders that the selling securityholders may sell all or a portion of the Debentures and shares of our Common Stock beneficially owned by them and offered hereby from time to time:

•	directly; or

•	through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or concessions from the selling securityholders or from the purchasers of the Debentures and shares of our Common Stock for whom they may act as agent.

       The Debentures and the shares of our Common Stock may be sold from time to time in one or more transactions at:

•	fixed prices, which may be changed;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

       These prices will be determined by the holders of the securities or by agreement between these holders and underwriters or dealers who may receive fees or commissions in connection with the sale. The aggregate proceeds to the selling securityholders from the sale of the Debentures or shares of our Common Stock offered by them hereby will be the purchase price of the Debentures or shares of our Common Stock less discounts and commissions, if any.

       The sales described in the preceding paragraph may be effected in transactions:

•	on any national securities exchange or quotation service on which the Debentures or shares of our Common Stock may be listed or quoted at the time of sale, including the New York Stock Exchange in the case of the shares of our Common Stock;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options.

       These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

       In connection with sales of the Debentures and shares of our Common Stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the Debentures and shares of our Common Stock in the course of hedging their positions.

       The selling securityholders may also sell the Debentures and shares of our Common Stock short and deliver Debentures and shares of our Common Stock to close out short positions, or loan or pledge Debentures and shares of our Common Stock to broker-dealers that in turn may sell the Debentures and shares of our Common Stock.

       To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the Debentures and the shares of our Common Stock by the selling securityholders. Selling securityholders may not sell any, or may not sell all, of the Debentures and the shares of our Common Stock offered by them pursuant to this prospectus. In addition, we cannot assure you that a selling securityholder will not transfer the Debentures or the shares of our Common Stock by other means not described in this prospectus.

       In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

       The outstanding shares of our Common Stock are listed for trading on the New York Stock Exchange.

       The selling securityholders and any broker and any broker-dealers, agents or underwriters that participate with the selling securityholders in the distribution of the Debentures or the shares of our Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of the Debentures or the shares of our Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling securityholders may be deemed to be underwriting commissions.

       The Debentures were issued and sold in January and February of 2003 in transactions exempt from the registration requirements of the Securities Act to “qualified institutional buyers,” as defined in Rule 144A under the Securities Act. We have agreed to indemnify the Initial Purchaser and each selling securityholder, and each selling securityholder has agreed to indemnify us, our directors, our officers who sign the registration statement of which this prospectus is a part and each person, if any, who controls IGT within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, against specified liabilities arising under the Securities Act.

       The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Debentures and the underlying shares of our Common Stock by the selling securityholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the Debentures and the underlying shares of our Common Stock to engage in market-making activities with respect to the particular Debentures and the underlying shares of our Common Stock being distributed for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of the Debentures and the underlying shares of our Common Stock and the ability of any person or entity to engage in market-making activities with respect to the Debentures and the underlying shares of our Common Stock.

       We will use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective until the earliest of:

•	two years after the last date of original issuance of any of the Debentures;

•	the date when non-affiliate holders of the Debentures and the underlying shares of our Common Stock (together, the “Registrable Securities”) are able to sell all such securities pursuant to paragraph (k) of Rule 144 under the Securities Act;

•	the date when all of the holders of the Registrable Securities that complete and deliver in a timely manner the selling securityholder Notice and Questionnaire sent by us to each such holder are registered under the registration statement of which this prospectus is a part and disposed of in accordance with the registration statement; and

•	the date when there are no outstanding Registrable Securities.

       Our obligation to keep the registration statement of which this prospectus is a part effective is subject to specified, permitted exceptions. In these cases, we may prohibit offers and sales of Debentures and shares of our Common Stock pursuant to such registration statement.

LEGAL MATTERS

       Certain legal matters with respect to the Debentures will be passed upon for us by Sara Beth Brown, Esq., General Counsel of IGT, and O’Melveny & Myers LLP. Ms. Brown holds shares of our Common Stock and options to acquire shares of our Common Stock. O’Melveny & Myers LLP has also advised us as to certain tax matters relating to the Debentures.

EXPERTS

       The consolidated financial statements and related consolidated financial statement schedule of IGT as of September 29, 2001 and September 28, 2002, and for each of the three years in the period ended September 28, 2002, incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended September 28, 2002, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of Deloitte & Touche LLP given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution

       IGT is paying all of the selling securityholders’ expenses related to this offering, except the selling securityholders will pay any applicable broker’s commissions and expenses. The following table sets forth the approximate amount of fees and expenses payable by IGT in connection with this registration statement and the distribution of the Debentures and shares of IGT Common Stock registered hereby. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee and the New York Stock Exchange listing fee.

SEC registration fee	$52,900
New York Stock Exchange listing fee for shares of Common Stock	2,500
Legal fees and expenses	35,000
Accounting fees and expenses	15,000
Printing fees	20,000
Trustee and transfer agent fees	13,500
Miscellaneous fees and expenses	1,100

Total	$140,000

Item 15.     Indemnification of Directors and Officers.

       Subsection 1 of Section 78.7502 of the Nevada General Corporation Law (the “Nevada Law”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he is not liable pursuant to Section 78.138 of the Nevada Law or if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 78.138 of the Nevada Law provides that, with certain exceptions, a director or officer is not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that (i) his act or failure to act constituted a breach of his fiduciary duties as a director or officer, and (ii) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

       Subsection 2 of Section 78.7502 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought determines that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

       Section 78.7502 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (1) and (2) of Section 78.7502, or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith. Section 78.751 of the Nevada Law provides that the indemnification provided for by Section 78.7502 shall not be deemed exclusive or exclude any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators. Section 78.752 of the Nevada Law empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 78.7502.

       Section 4.10 of the Bylaws of IGT provides for indemnification of its officers and directors, substantially identical in scope to that permitted under the above Sections of the Nevada Law. The Bylaws provide, pursuant to Subsection 2 of Section 78.751, that the expenses of officers and directors incurred in defending any action, suit or proceeding, whether civil or criminal, must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon delivery, if required by Nevada law, of an undertaking by or on behalf of the director or officer to repay all amounts so advanced if it is ultimately determined by a court of competent jurisdiction that the officer or director is not entitled to be indemnified by the corporation. IGT also enters into indemnification agreements consistent with Nevada law with certain of its directors and officers. In addition, our officers and directors are provided with indemnification against certain liabilities pursuant to a directors’ and officers’ liability policy.

Item 16.     Exhibits

Exhibit
Number	Description

3.1	Articles of Incorporation of IGT, as amended (incorporated by reference to Exhibit 3.1 to IGT’s Report on Form 10-K for the year ended September 30, 1995).
3.2	Second Restated Code of Bylaws of IGT, dated November 11, 1987 (incorporated by reference to Exhibit 3.2 to IGT’s Report on Form 10-K for the year ended September 30, 1994).
3.3	First amendment to Second Restated Code of Bylaws of IGT, dated May 5, 1998 (incorporated by reference to Exhibit 3.1 to IGT’s Report on Form 10-Q for the quarter ended March 30, 2002).
3.4	Second amendment to Second Restated Code of Bylaws of IGT, dated March 4, 2002 (incorporated by reference to Exhibit 3.2 to IGT’s Report on Form 10-Q for the quarter ended March 30, 2002).
4.1	Indenture dated as of January 29, 2003 between IGT, any subsidiary that becomes a party thereto, and the Bank of New York, as Trustee.
4.2	Form of Zero-Coupon Convertible Debentures (included in Exhibit 4.1).
4.3	Registration Rights Agreement dated as of January 29, 2003 between IGT and Goldman, Sachs & Co., as the Initial Purchaser.
5.1	Opinion of General Counsel of IGT as to legality of the securities being issued.
5.2	Opinion of O’Melveny & Myers LLP as to legality of the securities being issued.
8.1	Opinion of O’Melveny & Myers LLP as to certain U.S. income tax matters.
12.1	Statement re: Computation of Ratio of Earnings to Fixed Charges.
23.1	Consent of Deloitte & Touche LLP, independent auditors.
23.2	Consent of General Counsel of IGT (included in Exhibit 5.1).

Exhibit
Number	Description

23.3	Consents of O’Melveny & Myers LLP (included in Exhibits 5.2 and 8.1).
24.1	Power of Attorney (included on page II-4 of this registration statement).
25.1	Form T-1 Statement of Eligibility of Trustee under the Indenture.

Item 17.     Undertakings

       The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities

(other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, International Game Technology certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada, on February 19, 2003.

INTERNATIONAL GAME TECHNOLOGY

By:	/s/ MAUREEN T. MULLARKEY

Maureen T. Mullarkey
Executive Vice President and Chief Financial Officer

       Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

       Each of the undersigned officers and directors of International Game Technology hereby constitutes and appoints G. Thomas Baker, Maureen Mullarkey and Sara Beth Brown, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, including post-effective amendments, to file the same, with exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby, ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

	Title	Date
Signature

/s/ G. THOMAS BAKER G. Thomas Baker	Chief Executive Officer, President and Director (principal executive officer)	February 19, 2003

/s/ MAUREEN T. MULLARKEY Maureen T. Mullarkey	Executive Vice President, Chief Financial Officer & Treasurer (principal financial officer and accounting officer)	February 19, 2003

/s/ THOMAS J. MATTHEWS Thomas J. Matthews	Chief Operating Officer and Director	February 19, 2003

/s/ CHARLES N. MATHEWSON Charles N. Mathewson	Chairman of the Board of Directors	February 19, 2003

/s/ NEIL BARSKY Neil Barsky	Director	February 19, 2003

/s/ ROBERT A. BITTMAN Robert A. Bittman	Director	February 19, 2003

	Title	Date
Signature

/s/ WILBUR K. KEATING Wilbur K. Keating	Director	February 19, 2003

/s/ ROBERT MILLER Robert Miller	Director	February 19, 2003

/s/ FREDERICK B. RENTSCHLER Frederick B. Rentschler	Director	February 19, 2003

/s/ RICHARD R. BURT Richard R. Burt	Director	February 19, 2003

INDEX TO EXHIBITS

Exhibit
Number	Description

3.1	Articles of Incorporation of IGT, as amended (incorporated by reference to Exhibit 3.1 to IGT’s Report on Form 10-K for the year ended September 30, 1995).
3.2	Second Restated Code of Bylaws of IGT, dated November 11, 1987 (incorporated by reference to Exhibit 3.2 to IGT’s Report on Form 10-K for the year ended September 30, 1994).
3.3	First amendment to Second Restated Code of Bylaws of IGT, dated May 5, 1998 (incorporated by reference to Exhibit 3.1 to IGT’s Report on Form 10-Q for the quarter ended March 30, 2002).
3.4	Second amendment to Second Restated Code of Bylaws of IGT, dated March 4, 2002 (incorporated by reference to Exhibit 3.2 to IGT’s Report on Form 10-Q for the quarter ended March 30, 2002).
4.1	Indenture dated as of January 29, 2003 between IGT, any subsidiary that becomes a party thereto, and the Bank of New York, as Trustee.
4.2	Form of Zero-Coupon Convertible Debentures (included in Exhibit 4.1).
4.3	Registration Rights Agreement dated as of January 29, 2003 between IGT and Goldman, Sachs & Co., as the Initial Purchaser.
5.1	Opinion of General Counsel of IGT as to legality of the securities being issued.
5.2	Opinion of O’Melveny & Myers LLP as to legality of the securities being issued.
8.1	Opinion of O’Melveny & Myers LLP as to certain U.S. income tax matters.
12.1	Statement re: Computation of Ratio of Earnings to Fixed Charges.
23.1	Consent of Deloitte & Touche LLP, independent auditors.
23.2	Consent of General Counsel of IGT (included in Exhibit 5.1).
23.3	Consents of O’Melveny & Myers LLP (included in Exhibits 5.2 and 8.1).
24.1	Power of Attorney (included on page II-4 of this registration statement).
25.1	Form T-1 Statement of Eligibility of Trustee under the Indenture.